Filed pursuant to Rule 424(b)(2)
Registration No. 333-162219

CALCULATION OF REGISTRATION FEE

Title of each class of securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
6.40% Senior Notes due October 21, 2019	$1,500,000,000	$83,700

(1)	Calculated in accordance with Rule 457(r)

PROSPECTUS SUPPLEMENT
(to prospectus dated September 30, 2009)

The Royal Bank of Scotland Group plc

$1,500,000,000

    6.40% Senior Notes due October 21, 2019

From and including the date of issuance, interest will accrue on the Senior Notes at a rate of 6.40% per year. Interest will accrue from October 21, 2009. Interest will be payable semi-annually in arrears on April 21 and October 21 of each year, commencing on April 21, 2010.

The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

We may redeem the Senior Notes, in whole but not in part, at any time at 100% of their principal amount plus accrued interest upon the occurrence of certain tax events described in this prospectus supplement and accompanying prospectus.

We intend to apply to list the Senior Notes on the London Stock Exchange in accordance with its rules.

Investing in the Senior Notes involves risks.  See “Risk Factors” beginning on page S-3.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Per Senior Note	Total
Price to the public	99.891%	$1,498,365,000
Underwriting discounts	0.45%	$6,750,000
Proceeds to us	99.441%	$1,491,615,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Senior Notes will accrue from October 21, 2009 and must be paid by the purchaser if the Senior Notes are delivered thereafter.

We expect that the Senior Notes will be ready for delivery through the book-entry facilities of The Depository Trust Company and its participants on or about October 21, 2009.

Sole Bookrunner and Lead Manager

RBS

Co-Managers

BB&T Capital Markets BNY Mellon Capital Markets, LLC Citi Goldman, Sachs & Co.	J.P. Morgan SunTrust Robinson Humphrey U.S. Bancorp Investments, Inc. Wells Fargo Securities

Prospectus Supplement dated October 14, 2009

TABLE OF CONTENTS

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, we use the following terms:

•	“we” and “us” mean The Royal Bank of Scotland Group plc;

•	the “Group” and “RBSG” mean The Royal Bank of Scotland Group plc and its subsidiaries;

•	“SEC” refers to the Securities and Exchange Commission;

•	“pounds”, “sterling”, “pence”, “£” and “p” refer to the currency of the United Kingdom;

S-ii

•	“dollars” and “$” refer to the currency of the United States; and

•	“euro” and “€” refer to the currency of the member states of the European Union that have adopted the single currency in accordance with the treaty establishing the European Community, as amended.

INCORPORATION OF INFORMATION BY REFERENCE

We file annual, semiannual and special reports and other information with the Securities and Exchange Commission.  You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.  You can call the SEC on 1-800-SEC-0330 for further information on the Public Reference Room.  The SEC’s website, at http://www.sec.gov, contains reports and other information in electronic form that we have filed.  You may also request a copy of any filings referred to below (excluding exhibits) at no cost, by contacting us at 42 St Andrew Square, Edinburgh EH2 2YE, Scotland, telephone +44-131-556-8555.

The SEC allows us to incorporate by reference information we file with them.  This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to these documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement.

In addition to the documents listed in the accompanying prospectus, we incorporate by reference RBSG’s report on Form 6-K furnished with the SEC on August 5, 2009, announcing the sale of part of the Asian banking operations of RBSG to ANZ Group Limited, and RBSG’s report on Form 6-K furnished with the SEC on September 21, 2009, announcing that as part of its assessment of the Asset Protection Scheme (the “Asset Protection Scheme” or “APS”), the Group is considering whether there are any alternatives to the issuance of the B Shares.

We also incorporate by reference in this prospectus and accompanying prospectus any future documents we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering contemplated in this prospectus supplement is completed. Reports on Form 6-K we may furnish to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events.  These statements constitute “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995.  We caution that these statements may and often do vary materially from actual results. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. You should read the sections entitled “Presentation of information—Forward-Looking statements” and “Forward-Looking Statements” in our Annual Report on Form 20-F for the year ended December 31, 2008 and in our Interim Report on Form 6-K for the six months ended June 30, 2009, respectively, which reports are incorporated by reference.

S-iii

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, forward-looking events discussed in this prospectus supplement or any information incorporated by reference, might not occur.

S-iv

SUMMARY
The following is a summary of this prospectus supplement and should be read as an introduction to, and in conjunction with, the remainder of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference therein. You should base your investment decision on a consideration of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference therein, as a whole. Words and expressions defined in “Description of the Senior Notes” below shall have the same meanings in this summary.

General

The Issuer	The Royal Bank of Scotland Group plc.

Securities	We are offering $1,500,000,000 aggregate principal amount of 6.40% Senior Notes due October 21, 2019.

Issue Date	October 21, 2009.

Maturity	We will pay the Senior Notes at 100% of their principal amount plus accrued interest on October 21, 2019.

Interest Rate	The Senior Notes will bear interest at a rate of 6.40% per annum.

Interest Payment Dates	Every April 21 and October 21, commencing on April 21, 2010.

Regular Record Dates	Every April 7 and October 7, commencing on April 7, 2010.

Ranking
The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Tax Redemption
In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described under “Description of the Senior Notes– Tax Redemption” and “Description of Debt Securities –Redemption” in the accompanying prospectus we may redeem all, but not less than all, of the Senior Notes prior to maturity.

Book-Entry Issuance, Settlement and Clearance
We will issue the Senior Notes in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Senior Notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the Senior Notes through DTC and its direct and indirect participants, including Euroclear and Clearstream Luxembourg, and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes in the accompanying prospectus. Settlement of the Senior Notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Description of Debt Securities – Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

Conflicts of Interest
RBS Securities Inc., an affiliate of The Royal Bank of Scotland Group plc, is a Financial Industry Regulatory Authority (“FINRA”)  member and an Underwriter in this offering, has a “conflict of interest” within the meaning of NASD Rule 2720, as administered by FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of NASD Rule 2720. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated Baa or better by Moody’s rating service or Bbb or better by Standard & Poor’s rating service or rated in a comparable category by another rating service acceptable to FINRA. RBS Securities Inc. is not permitted to sell Senior Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

CUSIP	780097AW1

ISIN	US780097AW11

Listing and Trading	We intend to apply to list the Senior Notes on the London Stock Exchange.

Trustee and Principal Paying Agent	The Bank of New York Mellon, One Canada Square, London E14 5AL, United Kingdom, will act as the trustee and initial principal paying agent for the Senior Notes.

Timing and Delivery	We currently expect delivery of the Senior Notes to occur on October 21, 2009.

Use of Proceeds	We intend to use the net proceeds of the offering for general corporate purposes.

Governing Law	The senior debt securities indenture and the Senior Notes are governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Prospective investors should consider carefully the risks set forth below and the other information set out elsewhere in this Prospectus Supplement (including any documents incorporated by reference herein) and reach their own views prior to making any investment decision with respect to the Senior Notes.

Set out below are certain risk factors which could have a material adverse affect on the business, operations, financial condition or prospects of the Group and cause the Group’s future results to be materially different from expected results. The Group’s results could also be affected by competition and other factors. The factors discussed below should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties the Group businesses face.

RBSG and its United Kingdom bank subsidiaries may face the risk of full nationalisation or other measures under the Banking Act 2009.

Under the provisions of the Banking Act 2009 (the “Banking Act”), substantial powers have been granted to Her Majesty’s Treasury (“HM Treasury”), the Bank of England and the Financial Services Authority (the “FSA”, together with HM Treasury and the Bank of England, the “U.K. Authorities”) as part of the special resolution regime to stabilise banks that are in financial difficulties (the “SRR”). The SRR gives the U.K. Authorities three stabilisation options: (i) private sector transfer of all or part of the business of a United Kingdom incorporated institution (a “relevant entity”) with permission to accept deposits pursuant to Part IV of the Financial Services and Markets Act 2000 (the “FSMA”); (ii) transfer of all or part of the business of the relevant entity to a “bridge bank” established by the Bank of England; and (iii) temporary public ownership (nationalisation) of the relevant entity or its United Kingdom incorporated holding company. The Banking Act also provides for two new insolvency and administration procedures for relevant entities.

The purpose of the stabilising options is to address the situation where all or part of the business of a relevant entity has encountered, or is likely to encounter, financial difficulties. Accordingly, the stabilisation options may only be exercised if the FSA is satisfied that a relevant entity such as RBSG’s United Kingdom banking subsidiaries, including The Royal Bank of Scotland plc (“RBS”) and National Westminster Bank Plc (“NatWest”), (a) is failing, or is likely to fail, to satisfy the threshold conditions set out in Schedule 6 to the FSMA; and (b) having regard to timing and other relevant circumstances, it is not reasonably likely that (ignoring the stabilising options) action will be taken that will enable the relevant entity to satisfy those threshold conditions. The threshold conditions are conditions which an FSA-authorised institution must satisfy in order to retain its FSA authorisation. They are relatively wide-ranging and deal with most aspects of a relevant entity’s business, including, but not limited to, minimum capital resource requirements. It is therefore possible that the FSA may exercise one of the stabilisation options before an application for an insolvency or administration order could be made.

The stabilisation options may be exercised by means of powers to transfer property, rights or liabilities of a relevant entity and shares and other securities issued by a relevant entity. HM Treasury may also take the parent company of a relevant entity (such as RBSG) into temporary public ownership provided that certain conditions set out in Section 82 of the Banking Act are met. Temporary public ownership is effected by way of a share transfer order and can be actioned irrespective of the financial condition of the parent company.

If HM Treasury makes the decision to take RBSG into temporary public ownership, it may take various actions in relation to any securities issued by RBSG, including the Senior Notes (the “Securities”), without the consent of holders of the Securities, including (among other things):

(i)	transferring the Securities free from any contractual or legislative restrictions on transfer;

(ii)	transferring the Securities free from any trust, liability or encumbrance;

(iii)	extinguishing any rights to acquire Securities;

(iv)	delisting the Securities;

(v)	converting the Securities into another form or class (including for example, into equity securities); or

(vi)	disapplying any termination or acceleration rights or events of default under the terms of the Securities which would be triggered by the transfer.

Where HM Treasury has made a share transfer order in respect of securities issued by the holding company of a relevant entity, HM Treasury may make an order providing for the property, rights or liabilities of the holding company or of any relevant entity in the holding company group to be transferred and where such property is held on trust, removing or altering the terms of such trust.

Accordingly, there can be no assurance that the taking of any such actions would not adversely affect the rights of holders of the Securities and/or adversely affect the price or value of their investment or that the ability of the Group to satisfy its obligations under contracts related to the Securities would be unaffected. In such circumstances, such holders may have a claim for compensation under one of the compensation schemes currently existing under, or contemplated by, the Banking Act if any action is taken in respect of the Securities (for the purposes of determining an amount of compensation, an independent valuer must disregard actual or potential financial assistance provided by the Bank of England or HM Treasury). There can be no assurance that holders of the Securities would thereby recover compensation promptly and/or equal to any loss actually incurred.

If RBSG is taken into temporary public ownership and a partial transfer of its or any relevant entity’s business is effected, or if a relevant entity is made subject to the SRR and a partial transfer of its business to another entity is effected, the transfer may directly affect RBSG and/or its group companies by creating, modifying or cancelling their contractual arrangements with a view to ensuring the provision of such services and facilities as are required to enable the bridge bank or private sector purchaser to operate the transferred business (or any part of it) effectively. For example, the transfer may (among other things): (i) require RBSG to support and co-operate with the bridge bank or private sector purchaser; (ii) cancel or modify contracts or arrangements between RBSG or the transferred business and a group company; or (iii) impose additional obligations on RBSG under new or existing contracts. There can be no assurance that the taking of any such actions would not adversely affect the ability of RBSG to satisfy its obligations under the Securities or related contracts.

If RBSG is taken into temporary public ownership and a partial transfer of its or any relevant entity’s business is effected, or if a relevant entity is made subject to the SRR and a partial transfer of its business to another entity is effected, the nature and mix of the assets and liabilities not transferred may adversely affect RBSG’s financial condition and increase the risk that RBSG may eventually become subject to administration or insolvency proceedings pursuant to the Banking Act.

While it was in force, the United Kingdom Government took action under the Banking (Special Provisions) Act 2008 in respect of a number of United Kingdom financial institutions, including, in extreme circumstances, full and partial nationalisation. There have been concerns in the market in recent months regarding the risks of such nationalisation in relation to RBSG and other United Kingdom banks. If economic conditions in the United Kingdom or globally continue to deteriorate, or the events described in the following risk factors occur to such an extent that they have a materially adverse impact on the financial condition, perceived or actual credit quality, results of operations or business of any of the relevant entities in the Group, the United Kingdom Government may decide to take similar action in relation to RBSG under the Banking Act. Given the extent of the U.K. Authorities’ powers under the Banking Act, it is difficult to predict what effect such actions might have on the Group and any securities issued by RBSG or Group companies. However, potential impacts may include full nationalisation of RBSG, the total loss of value in the Securities issued by RBSG and the inability of RBSG to perform its obligations under the Securities.

If a partial transfer of RBSG’s business were effected, under the terms of which the liabilities under the Senior Notes were not transferred, compensation may be assessed to be payable to holders of the Senior Notes under one of the compensation schemes currently existing under, or contemplated by, the Banking Act (including pursuant to The Banking Act (Third Party Compensation Arrangements for Partial Property Transfers) Regulations 2009). However, there can be no assurance that compensation would be assessed to be payable or that holders of the Senior Notes would recover any compensation promptly and/or equal to any loss actually incurred.

If the Group is unable to participate in the Asset Protection Scheme, or the operation of the Asset Protection Scheme fails to have the desired effect on RBSG’s financial and capital position, RBSG may face the increased risk of becoming subject to the SRR. If the costs of participation outweigh the benefits, this could have a negative impact on the Group’s business, earnings and financial prospects. In addition, participation in the Asset Protection Scheme cannot occur until the European Commission has provided a State Aid clearance in relation to the Asset Protection Scheme, which is likely to be subject to conditions, among others, relating to the restructuring of the Group and future market behaviour of the Group.

On February 26, 2009, the Group announced its intention to participate in the Asset Protection Scheme announced by HM Treasury on January 19, 2009. However, its ability to participate in the APS is subject to the satisfaction of a number of conditions which may not be satisfied, including, among others, the completion of due diligence by (and to the satisfaction of) HM Treasury, the receipt of certain regulatory approvals (including European Commission State Aid clearance), the approval of a majority of RBSG’s independent shareholders, finalisation of the terms of the APS and the Group’s participation therein and the satisfaction by the Group of certain specified application criteria. The failure to satisfy these conditions could result in the Group being unable to participate in the APS and therefore failing to obtain protection against stressed losses through the economic cycle as well as failing to improve its capital ratios. Without the combination of the protection of the Asset Protection Scheme and the B share issuance (as discussed below), the Group would not pass the FSA - mandated stress tests and would be vulnerable to ratings downgrades and funding difficulties as a consequence. The result of this may mean intervention by the United Kingdom Government, which could include RBSG and its United Kingdom bank subsidiaries becoming subject to the SRR, under which circumstances any compensation payable to holders of the Senior Notes would be subject to the provisions of the Banking Act (as described above).

Furthermore, even if the Group is able to participate in the APS, there can be no assurance that such participation will enable the Group to achieve all of the stated goals of the APS. While the APS is expected to limit losses associated with assets to be covered by the APS, the Group would remain fully exposed in respect of a specified “first loss” amount and exposed to 10 per cent. of losses exceeding that “first loss” amount. In addition, the Group would continue to be exposed to the risk of losses, impairments and write downs with respect to assets not covered by the APS. Although RBSG would have the option to obtain an additional £6 billion in capital from HM Treasury (in the form of a subscription for further B Shares in RBSG) there can be no assurance that such additional capital, together with RBSG’s strengthened capital position as a result of the Placing and Open Offers (as defined below), and the capital resulting from the proposed issue of the £6.5 billion and £13 billion of B Shares, will be sufficient to maintain RBSG’s capital ratios in the event of further losses, which could cause RBSG’s business, results of operations and financial condition to suffer, its credit rating to drop, its ability to lend and access funding to be further limited and its cost of funding to increase, any of which would increase the risk of RBSG and its United Kingdom bank subsidiaries becoming subject to the SRR.

In addition, there can be no assurance that the costs to the Group of its participation in the APS will not outweigh any benefits received. For example, the Group has agreed in principle that if it accedes to the APS, it will give up the right to certain tax losses and allowances which may affect the after-tax returns of the Group in future years. As a result of the Group’s agreement to give up such United Kingdom tax losses and allowances it is likely that the Group will pay United Kingdom corporation tax in earlier accounting periods than it would otherwise have done.

European State Aid clearance must be obtained by the U.K. Government prior to RBS commencing participation in the APS. In a communication by the European Commission (“Treatment of Impaired Assets in the Community Banking Sector”), the European Commission has indicated that initially such clearance may be temporary. The granting of a clearance in respect of RBS’s ongoing participation in the APS will be subject to the submission of a satisfactory forward plan and may also require amendments to the APS itself, including as to pricing of the APS. As a result of the first placing and open offer, undertaken by RBSG in November and December 2008 (the “First Placing and Open Offer”) announced on October 8, 2008, RBSG was already required to cooperate with HM Treasury to submit a forward plan to the European Commission. Such a plan has been submitted and is subject to discussion with the European Commission. It is possible that the European Commission could issue a final rather than temporary clearance if the European Commission is satisfied with the forward plan and all of the terms of the APS. As a result of its participation in the APS, the European Commission may require significantly greater restructuring by the Group than would otherwise be the case, including, without limitation, substantially greater divestments, balance sheet reduction and business exits than are currently envisaged under the Group’s strategic plan. Such divestments could possibly be complicated by relevant assets being covered by the APS. The U.K. Government may also be required to ensure the

Group adheres to behavioural restrictions (for example, with regard to its market conduct). RBSG is currently in discussion with the European Commission with regard to further restructuring of the Group. If necessary ongoing clearance in respect of the APS is not obtained, then the U.K. Government may be required to terminate the APS and to recover from the Group any state aid already received.

The Group’s businesses, earnings and financial condition have been and will continue to be affected by the continued deterioration in the global economy, as well as ongoing instability in the global financial markets.

The performance of the Group has been and will continue to be influenced by the economic conditions of the countries in which it operates, particularly the United Kingdom, the United States and other countries throughout Europe and Asia. The outlook for the global economy over the near to medium term remains challenging, particularly in the United Kingdom, the United States and other European economies. In addition, the global financial system has yet to fully overcome the difficulties which first manifested themselves in August 2007, and financial markets conditions have not fully normalised since the bankruptcy filing by Lehman Brothers in September 2008. These conditions led to severe dislocation of financial markets around the world and unprecedented levels of illiquidity, resulting in the development of significant problems at a number of the world’s largest corporate institutions operating across a wide range of industry sectors, many of whom are the Group’s customers and counterparties in the ordinary course of its business. In response to this economic instability and illiquidity in the market, a number of governments, including the United Kingdom Government, the governments of the other EU member states and the United States Government, have intervened in order to inject liquidity and capital into the financial system, and, in some cases, to prevent the failure of these institutions.

Despite such measures, the volatility and disruption of the capital and credit markets have continued at unprecedented levels, and global economic conditions are expected to remain challenging. These conditions have exerted, and may continue to exert, downward pressure on asset prices and on availability and cost of credit for financial institutions, including RBSG, and will continue to impact the credit quality of the Group’s customers and counterparties. Such conditions, alone or in combination with regulatory changes or actions of other market participants, may cause the Group to experience further reductions in business activity, increased funding costs and funding pressures, lower share prices, decreased asset values, additional write downs and impairment charges and lower profitability or to incur losses.

In addition, the Group will continue to be exposed to the risk of loss if major corporate borrowers or counterparty financial institutions fail or are otherwise unable to meet their obligations. The Group’s performance may also be affected by future recovery rates on assets and the historical assumptions underlying asset recovery rates, which (as has already occurred in certain instances) may no longer be accurate given the unprecedented market disruption and general economic instability. The precise nature of all the risks and uncertainties the Group faces as a result of current economic conditions cannot be predicted and many of these risks are outside the control of the Group.

Lack of liquidity is a risk to the Group’s business and its ability to access sources of liquidity has been, and will continue to be, constrained.

Liquidity risk is the risk that a bank will be unable to meet its obligations, including funding commitments, as they fall due. This risk is inherent in banking operations and can be heightened by a number of enterprise specific factors, including an over-reliance on a particular source of funding (including, for example, short-term and overnight funding), changes in credit ratings or market-wide phenomena such as market dislocation and major disasters. Credit markets worldwide have experienced and continue to experience a severe reduction in liquidity and term-funding in the aftermath of events in the United States sub-prime residential mortgage market and the current severe market dislocation. Perception of counterparty risk between banks has also increased significantly following the bankruptcy filing by Lehman Brothers. This increase in perceived counterparty risk has led to further reductions in inter-bank lending, and hence, in common with many other banking groups, the Group’s access to traditional sources of liquidity has been, and may continue to be, restricted.

The Group’s liquidity management focuses on maintaining a diverse and appropriate funding strategy for its assets, controlling the mismatch of maturities and carefully monitoring its undrawn commitments and contingent liabilities. However, the Group’s ability to access sources of liquidity (for example, through the issue or sale of financial and other instruments or through the use of term loans) during the recent period of liquidity stress has been constrained to the point where it, like other banks, has had to rely on shorter term and overnight funding with a consequent reduction in overall liquidity, and to increase its recourse to liquidity schemes provided by central banks. While in the first half of 2009 money market conditions have improved with the Group seeing a material reduction of funding from central banks and the issuance of £5 billion of non-government guaranteed term debt, further tightening of credit markets could have a negative impact on the Group.

In addition, there is also a risk that corporate and institutional counterparties with credit exposures may look to reduce all credit exposures to banks, given current risk aversion trends. It is possible that credit market dislocation becomes so severe that overnight funding from non-government sources ceases to be available.

Furthermore, like many banking groups, the Group relies on customer deposits to meet a considerable portion of its funding requirements and such deposits are subject to fluctuation due to certain factors outside the Group’s control, such as a loss of confidence, competitive pressures or the encouraged or mandated repatriation of deposits by foreign wholesale or central bank depositors, which could result in a significant outflow of deposits within a short period of time. Any material decrease in the Group’s deposits could, particularly if accompanied by one of the other factors described above, have a negative impact on the Group’s liquidity unless corresponding actions were taken to improve the liquidity profile of other deposits or to reduce assets.

The governments of some of the countries in which the Group operates have taken steps to guarantee the liabilities of the banks and branches operating in their respective jurisdiction. While in some instances the operations of the Group are covered by government guarantees alongside other local banks, in other countries this may not necessarily always be the case. This may place subsidiaries operating in those countries, such as Ulster Bank Ireland Ltd, which did not participate in such government guarantee schemes, at a competitive disadvantage to the other local banks and therefore may require the Group to provide additional funding and liquidity support to these operations.

There can be no assurance that these measures, alongside other available measures, will succeed in improving the funding and liquidity in the markets in which the Group operates, or that these measures, combined with any increased cost of any funding currently available in the market, will not lead to a further increase in the Group’s overall cost of funding, which could have an adverse impact on the Group’s financial condition and results of operations.

Governmental support schemes may be subject to cancellation, change or withdrawal (on a general or individual basis, subject to relevant contracts), which may have a negative impact on the availability of funding in the markets in which the Group operates.

Governmental support schemes may be subject to cancellation, change or withdrawal (on a general or individual basis, subject to relevant contracts), based on changing economic and political conditions in the jurisdiction of the relevant scheme. Furthermore, certain schemes which have been recently announced, have in fact not been fully implemented, or their terms have not yet been finalised. To the extent government support schemes are cancelled, changed or withdrawn in a manner which diminishes their effectiveness, or to the extent such schemes fail to generate additional liquidity or other support in the relevant markets in which such schemes operate, the Group, in common with other banking groups, may continue to face limited access to, have insufficient access to, or incur higher costs associated with, funding alternatives, which could have a material adverse impact on the Group’s business, financial condition, results of operations and prospects.

The financial performance of the Group has been and will be affected by borrower credit quality.

Risks arising from changes in credit quality and the recoverability of loans and amounts due from counterparties are inherent in a wide range of the Group’s businesses. While economies have stabilised during the first half of 2009, the Group may see adverse changes in the credit quality of its borrowers and counterparties, for example as a result of their inability to refinance their indebtedness, with increasing delinquencies, defaults and insolvencies across a range of sectors. This trend has led and may lead to further impairment charges, higher costs, additional write downs and losses for the Group.

The actual or perceived failure or worsening credit of the Group’s counterparties has adversely affected and could continue to adversely affect the Group.

The Group’s ability to engage in routine funding transactions has been and will continue to be adversely affected by the actual or perceived failure or worsening credit of its counterparties, including other financial institutions and corporate borrowers. The Group has exposure to many different industries and counterparties and routinely executes transactions with counterparties in the financial industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds and other institutional clients. As a result, defaults by, or even the perceived creditworthiness of or concerns about, one or more corporate borrowers, financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and have led to losses and defaults, and could lead to further losses or defaults, by the Group or by other institutions. Many of these transactions expose the Group to credit risk in the event of default of the Group’s counterparty or client. In addition, the Group’s credit risk is exacerbated when the collateral it holds cannot be realised or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure that is due to the Group, which is most likely to occur during periods of illiquidity and depressed asset valuations, such as those currently experienced. Any such losses could have a material adverse effect on the Group’s results of operations and financial condition.

The Group’s earnings and financial condition have been, and its future earnings and financial condition may continue to be, affected by depressed asset valuations resulting from poor market conditions.

Financial markets are currently subject to significant stress conditions, where steep falls in perceived or actual asset values have been accompanied by a severe reduction in market liquidity, as exemplified by recent events affecting asset backed collateralised debt obligations (“CDOs”), the United States sub-prime residential mortgage market and the leveraged loan market. In dislocated markets, hedging and other risk management strategies have proven not to be as effective as they are in normal market conditions due in part to the decreasing credit quality of hedge counterparties, including monoline and other insurance companies and credit derivative product companies. Severe market events have resulted in the Group recording large write downs on its credit market exposures in 2007, 2008 and the first half of 2009. Any further deterioration in economic and financial market conditions could lead to further impairment charges and write downs. Moreover, recent market volatility and illiquidity has made it difficult to value certain of the Group’s exposures. Valuations in future periods, reflecting, among other things, then-prevailing market conditions and changes in the credit ratings of certain of the Group’s assets, may result in significant changes in the fair values of the Group’s exposures, even in respect of exposures, such as credit market exposures, for which the Group has previously recorded write downs. In addition, the value ultimately realised by the Group may be materially different from the current or estimated fair value. Any of these factors could require the Group to recognise further significant write downs or realise increased impairment charges, any of which may adversely affect its capital position, its financial condition and its results of operations.

Further information about the write downs which the Group has incurred and the assets it has reclassified (a) during the year ended December 31, 2008 is set out on pages 101 to 122 of the 2008 Form 20-F and (b) during the six months ended June 30, 2009 in the Form 6-K for the six months ended June 30, 2009.

The value or effectiveness of any credit protection that the Group has purchased from monoline and other insurers and other market counterparties (including credit derivative product companies) depends on the value of the underlying assets and the financial condition of the insurers and such counterparties.

The Group has credit exposure arising from over-the-counter derivative contracts, mainly credit default swaps (“CDSs”), which are carried at fair value. The fair value of these CDSs, as well as the Group’s exposure to the risk of default by the underlying counterparties, depends on the valuation and the perceived credit risk of the instrument against which protection has been bought. Since 2007, monoline and other insurers and other market counterparties (including credit derivative product companies) have been adversely affected by their exposure to residential mortgage linked and corporate credit products and their actual and perceived credit worthiness has deteriorated rapidly and this may continue. If the financial condition of these counterparties or their actual and perceived credit worthiness deteriorates further, the Group may record further credit valuation adjustments on the CDSs bought from these counterparties in addition to those already recorded.

Changes in interest rates, foreign exchange rates, bond, equity and commodity prices, and other market factors have significantly affected and will continue to affect the Group’s business.

Some of the most significant market risks the Group faces are interest rate, foreign exchange, bond, equity and commodity price risks. Changes in interest rate levels, yield curves and spreads may affect the interest rate margin realised between lending and borrowing costs, the effect of which may be heightened during periods of liquidity stress, such as those experienced in recent months. Changes in currency rates, particularly in the sterling-US dollar and sterling-euro exchange rates, affect the value of assets, liabilities, income and expenses denominated in foreign currencies and the reported earnings of RBSG’s non-United Kingdom subsidiaries (principally ABN AMRO, Citizens Financial Group, Inc. (“Citizens”) and RBS Securities Inc.) and may affect income from foreign exchange dealing. The performance of financial markets may affect bond, equity and commodity prices and, therefore, cause changes in the value of the Group’s investment and trading portfolios. This has been the case during the period since August 2007, with market disruptions and volatility resulting in significant reductions in the value of such portfolios. While the Group has implemented risk management methods to mitigate and control these and other market risks to which it is exposed, it is difficult, particularly in the current environment, to predict with accuracy changes in economic or market conditions and to anticipate the effects that such changes could have on the Group’s financial performance and business operations.

The Group’s borrowing costs and its access to the debt capital markets depend significantly on its credit ratings.

RBSG and certain of its affiliates have been subject to a number of downgrades in the recent past. Any future reductions in the long-term credit ratings of RBSG or one of its principal subsidiaries (particularly RBS) could further increase its borrowing costs. Any further reductions may also limit the Group’s access to the capital markets and money markets and trigger additional collateral requirements in derivative contracts and other secured funding arrangements. Credit ratings of RBSG and RBS are also important to the Group when competing in certain markets, such as over-the-counter derivatives. As a result, any further reductions in RBSG’s and RBS’s credit ratings could adversely affect the Group’s access to liquidity and competitive position, increase its funding costs and have a negative impact on the Group’s earnings and financial condition. Moreover, on May 21, 2009, S&P cut its rating outlook on the United Kingdom Government from “stable” to “negative”. There can be no assurance that S&P or another credit rating agency will not downgrade the credit rating of the United Kingdom Government. Due to RBS’s participation in the HM Treasury’s guarantee scheme (announced by the United Kingdom Government on October 8, 2008) (the “Credit Guarantee Scheme”), such a downgrade could adversely affect the Group’s access to liquidity and increase its funding costs.

The Group’s business performance could be adversely affected if its capital is not managed effectively.

Effective management of the Group’s capital is critical to its ability to operate its businesses, to grow organically and to pursue its strategy. The Group is required by regulators in the United Kingdom, the United States and in other jurisdictions in which it undertakes regulated activities, to maintain adequate capital. The maintenance of adequate capital is also necessary for the Group’s financial flexibility in the face of continuing turbulence and uncertainty in the global economy. Accordingly, the purpose of RBSG’s First Placing and Open Offer and the issue of the RBSG preference shares in December 2008 was to allow RBSG to strengthen its capital position. As at December 31, 2008, the Group’s Tier 1 and Core Tier 1 capital ratios were 10.0 per cent. and 6.6 per cent., respectively (and 9.3 per cent. and 7.0 per cent., respectively, as at June 30, 2009), using the Basel II methodology. Although the net proceeds of the First Placing and Open Offer and the issue of the RBSG preference shares strengthened the Group’s capital base significantly, and the net proceeds of the placing and open offer, undertaken by RBSG in March and April 2009, (the “Second Placing and Open Offer” and, together with the First Placing and Open Offer, the “Placing and Open Offers”) were used to redeem the existing £5 billion of RBSG preference shares and thereby improve the quality of the Group’s capital by increasing the Group’s Core Tier 1 capital ratio, any change that limits the Group’s ability effectively to manage its balance sheet and capital resources going forward (including, for example, reductions in profits and retained earnings as a result of write downs or otherwise, increases in risk-weighted assets, delays in the disposal of certain assets or the inability to syndicate loans as a result of market conditions or otherwise) or to access funding sources, could have a material adverse impact on its financial condition and regulatory capital position.

The value of certain financial instruments recorded at fair value is determined using financial models incorporating assumptions, judgements and estimates that may change over time or may ultimately not turn out to be accurate.

Under IFRS, the Group recognises at fair value: (i) financial instruments classified as “held-for-trading” or “designated as at fair value through profit or loss”; (ii) financial assets classified as “available-for-sale”; and (iii) derivatives, each as further described on page 166 of the 2008 Form 20-F. Generally, to establish the fair value of these instruments, the Group relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, internal valuation models that utilise observable market data. In certain circumstances, the data for individual financial instruments or classes of financial instruments utilised by such valuation models may not be available or may become unavailable due to changes in market conditions, as has been the case during the current financial crisis. In such circumstances, the Group’s internal valuation models require the Group to make assumptions, judgements and estimates to establish fair value. In common with other financial institutions, these internal valuation models are complex, and the assumptions, judgements and estimates the Group is required to make often relate to matters that are inherently uncertain, such as expected cash flows, the ability of borrowers to service debt, residential and commercial property price appreciation and depreciation, and relative levels of defaults and deficiencies. Such assumptions, judgements and estimates may need to be updated to reflect changing facts, trends and market conditions. The resulting change in the fair values of the financial instruments has had and could continue to have a material adverse effect on the Group’s earnings and financial condition. Also, recent market volatility and illiquidity has challenged the factual bases of certain underlying assumptions and has made it difficult to value certain of the Group’s financial instruments. Valuations in future periods, reflecting prevailing market conditions, may result in further significant changes in the fair values of these instruments, which could have a negative effect on the Group’s results of operations and financial condition.

The Group’s future earnings and financial condition in part depend on the success of the Group’s strategic refocus on core strengths and its disposal programme.

In light of the changed global economic outlook, the Group has embarked on a financial and core business restructuring which is focused on achieving appropriate risk-adjusted returns under these changed circumstances, reducing reliance on wholesale funding and lowering exposure to capital intensive businesses. This is also in line with HM Treasury’s obligation under state aid rules to submit a forward plan to the European Commission in relation to RBSG, which the Commission will review to ensure its compatibility with the state aid rules. The Group will also continue with its disposal programme through the run-down and sale of assets placed in the Non-Core Division and continue to review its portfolio to identify further disposals of certain non-core assets. For further details of these restructuring plans, see paragraph 6 of Part A of the Appendix to the letter from the Chairman of RBSG contained in Part I of the March 2009 Placing and Open Offer Prospectus. Although the proceeds of the Second Placing and Open Offer improved the quality of RBSG’s capital by replacing the existing £5 billion of RBSG preference shares with £5 billion of Core Tier 1 capital, the global markets remain challenging and the Group’s execution of its current and future strategic plans may not be successful. In connection with the implementation of these plans, the Group may incur restructuring charges, which may be material. Furthermore, if the Group’s plans, including any planned disposals, are not successful or fail to achieve the results expected, the Group’s business, capital position, financial condition, results of operations and future prospects may be negatively impacted.

The risks associated with the proposed financial restructuring of the Group could adversely affect the Group’s ability to implement its strategic plan and its results of operations and financial condition.

As part of the Group’s strategy, the Group has announced a significant financial restructuring plan that will involve the run-down and sale of non-core assets, targeting a gross reduction in funded assets of approximately £500 billion (which the Group is more than half way through). There is no assurance that the Group will be able to sell or run-down those businesses that it is seeking to exit either on favourable economic terms to the Group or at all. Where transactions are entered into for the purpose of selling non-core assets and businesses, they may be subject to conditions precedent including government and regulatory approvals, and completion mechanics in certain cases may entail consent from customers. There is no assurance that such consents and approvals will be obtained in a timely manner or at all. There is consequently a risk that the Group may fail to complete disposals by any agreed longstop date for the satisfaction of conditions precedent or completion or at all. The Group may be liable for any deterioration in businesses being sold between announcement of the disposal and completion. In certain cases, the period between announcement of a transaction and its completion may be lengthy and may span many months. There may be risks arising out of any disposals made, including ongoing liabilities up to completion of the relevant transaction in respect of assets and businesses disposed of, commercial and other risks associated with meeting covenants to the buyer during the period up to completion, the risk of employee and customer attrition in the period up to completion, substantive indemnity obligations in favour of the buyer, the risk of liability for breach of warranty, the need to continue to provide transitional service arrangements for potentially lengthy periods following completion of the relevant transaction to the businesses being transferred and redundancy and other transaction costs. Any of the above factors could affect the Group’s ability to implement its strategic plan and have a material adverse effect on the Group’s results of operations and financial condition. Further, the Group may be required to enter into covenants agreeing not to compete in certain markets for certain periods of time.

The Group operates in markets that are highly competitive and consolidating. If the Group is unable to perform effectively, its business and results of operations will be adversely affected.

Recent consolidation among banking institutions in the United Kingdom, the United States and throughout Europe is changing the competitive landscape for banks and other financial institutions. This consolidation, in combination with the introduction of new entrants into the United States and United Kingdom markets from other European and Asian countries, could increase competitive pressures on the Group. Moreover, if financial markets continue to be volatile, more banks may be forced to consolidate.

In addition to the effects of consolidation, increased government ownership of, and involvement in, banks generally may have an impact on the competitive landscape in the major markets in which the Group operates. Although, at present, it is difficult to predict what the effects of this increased government ownership and involvement will be or how it will differ from jurisdiction to jurisdiction, such involvement may cause the Group to experience stronger competition for corporate, institutional and retail clients and greater pressure on profit margins. Since the markets in which the Group operates are expected to remain highly competitive in all areas, these and other changes to the competitive landscape could adversely affect the Group’s business, margins, profitability and financial condition.

RBSG has agreed to certain undertakings in relation to the operation of its business in the First Placing and Open Offer, the Second Placing and Open Offer and in connection with the proposed APS, which may serve to limit the Group’s operations.

Under the terms of the First Placing and Open Offer, RBSG provided certain undertakings aimed at ensuring that the subscription by HM Treasury of the relevant RBSG ordinary shares and preference shares and the Group’s potential participation in the guarantee scheme promoted by HM Treasury as part of its support for the United Kingdom banking industry are compatible with the common market under EU law. These undertakings include (i) supporting certain initiatives in relation to mortgage lending and lending to small and medium-sized enterprises (“SMEs”) until 2011, (ii) regulating management remuneration and (iii) regulating the rate of growth of the Group’s balance sheet. Under the terms of the Second Placing and Open Offer, the Group’s undertakings in relation to mortgage lending and lending to SMEs were extended to larger commercial and industrial companies in the United Kingdom. These undertakings may serve to limit the Group’s operations. In addition, pursuant to certain arrangements entered into between RBSG and certain United Kingdom Government departments, RBSG is subject to further undertakings, which supersede the lending commitments made to HM Treasury in October 2008 and January 2009 by agreeing to lend to creditworthy borrowers on commercial terms, £16 billion above the amount RBSG had budgeted to lend to United Kingdom businesses and £9 billion above the amount RBSG had budgeted to lend to United Kingdom homeowners in the year commencing March 1, 2009, with a commitment to lend at similar levels in the year commencing March 1, 2010. Failure to comply with these lending commitments may result in the withdrawal or restriction of the Group’s eligibility to extend its participation in the Credit Guarantee Scheme from three to five years, which could have a material adverse impact on the Group’s business, financial condition, results of operations and prospects.

The Group could fail to attract or retain senior management or other key employees.

The Group’s ability to implement its strategy depends on the ability and experience of its senior management and other key employees. The loss of the services of certain key employees, particularly to competitors, could have a negative impact on the Group’s business. The Group’s future success will also depend on its ability to attract, retain and remunerate highly skilled and qualified personnel competitively with its peers. This cannot be guaranteed, particularly in light of heightened regulatory oversight of banks and heightened scrutiny of, and (in some cases) restrictions placed upon, management compensation arrangements, in particular those in receipt of Government funding (such as RBSG). The Group recently announced changes to its compensation structure which included significant reductions in bonuses to be paid in respect of 2008, and limitations on pay raises in 2009. In addition to the effects of such measures on the Group’s ability to retain senior management and other key employees, the marketplace for skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining skilled personnel may continue to increase. The failure to attract or retain a sufficient number of appropriately skilled personnel could prevent the Group from successfully implementing its strategy, which could have a material adverse effect on the Group’s financial condition and results of operations.

Each of the Group’s businesses is subject to substantial regulation and oversight. Any significant regulatory developments could have an effect on how the Group conducts its business and on its results of operations and financial condition.

The Group is subject to financial services laws, regulations, corporate governance requirements, administrative actions and policies in each location in which it operates. All of these are subject to change, particularly in the current market environment, where there have been unprecedented levels of government intervention and changes to the regulations governing financial institutions, including recent nationalisations in the United Kingdom, the United States and other European countries. As a result of these and other ongoing and possible future changes in the financial services regulatory landscape (including requirements imposed by virtue of the Group’s participation in any government or regulator-led initiatives), the Group expects to face greater regulation in the United Kingdom, the United States and other countries in which it operates, including throughout the rest of Europe. Compliance with such regulations may increase the Group’s capital requirements and costs and have an adverse impact on how the Group conducts its business, on the products and services it offers, on the value of its assets and on its results of operations and financial condition.

Other areas where governmental policies and regulatory changes could have an adverse impact include, but are not limited to:

•	the monetary, interest rate, capital adequacy and other policies of central banks and regulatory authorities;

•
general changes in government or regulatory policy or changes in regulatory regimes that may significantly influence investor decisions in particular markets in which the Group operates or may increase the costs of doing business in those markets;

•	changes to financial reporting standards;

•
other general changes in the regulatory requirements, such as prudential rules relating to the capital adequacy framework and the imposition of onerous compliance obligations, restrictions on business growth or pricing and requirements to operate in a way that prioritises objectives other than shareholder value creation;

•	changes in competition and pricing environments;

•	further developments in the financial reporting environment;

•
differentiation amongst financial institutions by governments with respect to the extension of guarantees to bank customer deposits and the terms attaching to such guarantees, including requirements for the entire Group to accept exposure to the risk of any individual member of the Group, or even third party participants in guarantee schemes, failing;

•	implementation of, or costs related to, local customer or depositor compensation or reimbursement schemes;

•	transferability and convertibility of currency risk;

•	expropriation, nationalisation and confiscation of assets;

•	changes in legislation relating to foreign ownership; and

•	other unfavourable political, military or diplomatic developments producing social instability or legal uncertainty which, in turn, may affect demand for the Group’s products and services.

The Group’s results have been and could be further adversely affected in the event of goodwill impairment.

The Group capitalises goodwill, which is calculated as the excess of the cost of an acquisition over the net fair value of the identifiable assets, liabilities and contingent liabilities acquired. Acquired goodwill is recognised initially at cost and subsequently at cost less any accumulated impairment losses. As required by IFRS, the Group tests goodwill for impairment annually or more frequently, at external reporting dates, when events or circumstances indicate that it might be impaired. An impairment test involves comparing the recoverable amount (the higher of value in use and fair value less cost to sell) of an individual cash generating unit with its carrying value. The value in use and fair value of the Group’s cash generating units are affected by market conditions and the performance of the economies in which the Group operates. Where the Group is required to recognise a goodwill impairment, it is recorded in the Group’s income statement, although it has no effect on the Group’s regulatory capital position. For the year ended December 31, 2008, the Group recorded a £32.6 billion accounting write-down of goodwill and other intangibles relating to prior year acquisitions and for the six months ended June 30, 2009, the Group recorded a £311 million accounting write down of goodwill and other intangible assets.

The Group may be required to make further contributions to its pension schemes if the value of pension fund assets is not sufficient to cover potential obligations.

The Group maintains a number of defined benefit pension schemes for past and current employees. Pensions risk is the risk that the liabilities of the Group’s various defined benefit pension schemes which are long term in nature will exceed the schemes’ assets, as a result of which the Group is required or chooses to make additional contributions to the schemes. The schemes’ assets comprise investment portfolios that are held to meet projected liabilities to the scheme members. Risk arises from the schemes because the value of these asset portfolios and returns from them may be less than expected and because there may be greater than expected increases in the estimated value of the schemes’ liabilities. In these circumstances, the Group could be obliged, or may choose, to make additional contributions to the schemes, and during recent periods, the Group has voluntarily made such contributions. Given the current economic and financial market difficulties and the prospects that they may continue over the near and medium term, the Group may be required or elect to make further contributions to its pension schemes and such contributions could be significant and have a negative impact on the Group’s capital position, results of operations or financial condition. The Group will engage in due course in dialogue with the Trustee of The Royal Bank of Scotland Group Pension Fund in this regard.

The Group is and may be subject to litigation and regulatory investigations that may impact its business.

The Group’s operations are diverse and complex and it operates in legal and regulatory environments that expose it to potentially significant litigation, regulatory investigation and other regulatory risk. As a result, the Group is, and may in the future be, involved in various disputes, legal proceedings and regulatory investigations in the United Kingdom, the EU, the United States and other jurisdictions, including class action litigation and review by the European Commission under state aid rules. Furthermore, the Group, like many other financial institutions, has come under greater regulatory scrutiny over the last year and expects that environment to continue for the foreseeable future, particularly as it relates to compliance with new and existing corporate governance, employee compensation, conduct of business, anti-money laundering and anti-terrorism laws and regulations, as well as the provisions of applicable sanctions programmes. Disputes, legal proceedings and regulatory investigations are subject to many uncertainties, and their outcomes are often difficult to predict, particularly in the earlier stages of a case or investigation. Adverse regulatory action or adverse judgments in litigation could result in restrictions or limitations on the Group’s operations or result in a material adverse effect on the Group’s reputation or results of operations. For details about certain litigation and regulatory investigations in which the Group is involved, see the section entitled “Notes – Litigation” and “Notes – Regulatory Enquiries and Investigations” in our Interim Report on Form 6-K for the six months ended June 30, 2009.

Operational risks are inherent in the Group’s operations.

The Group’s operations are dependent on the ability to process a very large number of transactions efficiently and accurately while complying with applicable laws and regulations where it does business. The Group has complex and geographically diverse operations and operational risk and losses can result from internal and external fraud, errors by employees or third parties, failure to document transactions properly or to obtain proper authorisation, failure to comply with applicable regulatory requirements and conduct of business rules (including those arising out of anti-money laundering and anti-terrorism legislation, as well as the provisions of applicable sanctions programmes), equipment failures, natural disasters or the inadequacy or failure of systems and controls, including those of the Group’s suppliers or counterparties. Although the Group has implemented risk controls and loss mitigation actions, and substantial resources are devoted to developing efficient procedures, to identifying and rectifying weaknesses in existing procedures and to training staff, it is not possible to be certain that such actions have been or will be effective in controlling each of the operational risks faced by the Group. Any weakness in these systems or controls, or any breaches or alleged breaches of applicable laws or regulations could have a materially negative impact on the Group’s business, reputation and results of operations. Notwithstanding anything contained in this risk factor, it should not be taken as implying that RBSG will be unable to comply with its obligations as a company with securities admitted to the Official List of the United Kingdom Listing Authority or as a supervised firm regulated by the FSA.

The Group is exposed to the risk of changes in tax legislation and its interpretation and to increases in the rate of corporate and other taxes in the jurisdictions in which it operates.

The Group’s activities are subject to tax at various rates around the world computed in accordance with local legislation and practice. Action by governments to increase tax rates or to impose additional taxes would reduce the Group’s profitability. Revisions to tax legislation or to its interpretation might also affect the Group’s results in the future.

HM Treasury may be able to exercise a significant degree of influence over the Group.

The United Kingdom Government currently holds 70.3 per cent. of the issued ordinary share capital of RBSG. On February 26, 2009, RBSG announced that it would issue up to £25.5 billion of B Shares to the United Kingdom Government. If all such B Shares are issued, conversion of the B Shares would increase this ownership interest to approximately 84.4 per cent. of the issued ordinary share capital of RBSG (subject to a 75% cap on voting rights). Although HM Treasury has indicated that it intends to respect the commercial decisions of the Group and that the Group will continue to have its own independent board of directors and management team determining its own strategy, should its current intentions change, HM Treasury may be able to exercise a significant degree of influence over, among other things, the election of directors and the appointment of senior management. With its current holding, HM Treasury is able to ensure that ordinary resolutions on which it is eligible to vote and decides to vote in favour will be carried.

The Group’s insurance businesses are subject to inherent risks involving claims.

Future claims in the Group’s general and life insurance business may be higher than expected as a result of changing trends in claims experience resulting from catastrophic weather conditions, demographic developments, changes in mortality and other causes outside the Group’s control. These trends could affect the profitability of current and future insurance products and services. The Group reinsures some of the risks it has assumed and is accordingly exposed to the risk of loss should its reinsurers become unable or unwilling to pay claims made by the Group against them.

The Group’s operations have inherent reputational risk.

Reputational risk, meaning the risk to earnings and capital from negative public opinion, is inherent in the Group’s business. Negative public opinion can result from the actual or perceived manner in which the Group conducts its business activities or from actual or perceived practices in the banking and financial industry. Negative public opinion may adversely affect the Group’s ability to keep and attract customers and, in particular, corporate and retail depositors. The Group cannot ensure that it will be successful in avoiding damage to its business from reputational risk.

In the United Kingdom and in other jurisdictions, the Group is responsible for contributing to compensation schemes in respect of banks and other authorised financial services firms that are unable to meet their obligations to customers.

In the United Kingdom, the Financial Services Compensation Scheme (the “Compensation Scheme”) was established under the FSMA and is the United Kingdom’s statutory fund of last resort for customers of authorised financial services firms. The Compensation Scheme can pay compensation to customers if a firm is unable, or likely to be unable, to pay claims against it and may be required to make payments either in connection with the exercise of a stabilisation power or in exercise of the bank insolvency procedures under the Banking Act. The Compensation Scheme is funded by levies on firms authorised by the FSA, including the Group. In the event that the Compensation Scheme raises funds from the authorised firms, raises those funds more frequently or significantly increases the levies to be paid by such firms, the associated costs to the Group may have a material impact on its results of operations and financial condition. During the financial year ended December 31, 2008, the Group made a provision of £150 million related to a levy by the Compensation Scheme for the 2008/09 and 2009/10 Compensation Scheme years.

In addition, to the extent that other jurisdictions where the Group operates have introduced or plan to introduce similar compensation, contributory or reimbursement schemes (such as in the United States with the Federal Deposit Insurance Corporation), the Group may make further provisions and may incur additional costs and liabilities, which may negatively impact its financial condition and results of operations.

The Group’s business and earnings may be affected by geopolitical conditions.

The performance of the Group is significantly influenced by the geopolitical and economic conditions prevailing at any given time in the countries in which it operates, particularly the United Kingdom, the United States and other countries in Europe and Asia. For example, the Group has a presence in countries where businesses could be exposed to the risk of business interruption and economic slowdown following the outbreak of a pandemic, or the risk of sovereign default following the assumption by governments of the obligations of private sector institutions. Similarly, the Group faces the heightened risk of trade barriers, exchange controls and other measures taken by sovereign governments which may impact a borrower’s ability to repay. Terrorist acts and threats and the response to them of governments in any of these countries could also adversely affect levels of economic activity and have an adverse effect upon the Group’s business.

The restructuring proposals for ABN AMRO are complex and may not realise the anticipated benefits for the Group.

The restructuring plan in place for the integration and separation of ABN AMRO Holding N.V. (“ABN AMRO”) into and among the businesses and operations of certain of the Group’s affiliates is complex, involving substantial reorganisation of ABN AMRO’s operations and legal structure. The restructuring plan is being implemented and significant elements have been completed within the planned timescales and the integration of the Group’s businesses continues. The Group may not realise the benefits of the acquisition or the restructuring when expected or to the extent projected. The occurrence of any of these events, including as a result of staff losses or performance issues, may have a negative impact on the Group’s financial condition and results of operations. It is not expected that the Dutch State’s acquisition of Fortis Bank Nederland’s shares in RFS Holdings B.V. (“RFS Holdings”), which was effected in December 2008, will materially affect the integration benefits envisaged by the Group.

The recoverability of certain deferred tax assets recognised by the Group depends on the Group’s ability to generate sufficient future taxable profits and there being no adverse changes to tax legislation.

In accordance with IFRS, the Group has recognised deferred tax assets on losses available to relieve future profits from tax only to the extent that it is probable that they will be recovered. The losses are quantified on the basis of current tax legislation and are subject to change in respect of the rate of tax or the rules for computing taxable profits and allowable losses. Failure to generate sufficient future taxable profits or changes in tax legislation may reduce the recoverable amount of the recognised deferred tax assets. If the Group participates in the APS, it is anticipated that certain U.K. tax losses, which are recognised as deferred tax assets, will be foregone as part consideration for the Group’s participation in the scheme.

In this regard, please see the risk factor entitled “If the Group is unable to participate in the Asset Protection Scheme, or the operation of the Asset Protection Scheme fails to have the desired effect on RBSG’s financial and capital position, RBSG may face the increased risk of becoming subject to the SRR. If the costs of participation outweigh the benefits, this could have a negative impact on the Group’s business, earnings and financial prospects. In addition, participation in the Asset Protection Scheme cannot occur until the European Commission has provided a State Aid Clearance in relation to the scheme, which will likely be subject to conditions including those relating to the restructuring of the Group and future market behaviour of the Group” above.

Investors should be aware that the materialisation of any of the above risks may adversely affect the value of the Senior Notes.

USE OF PROCEEDS

The net proceeds from the sale of the Senior Notes, less the underwriting compensation stated on the cover of this prospectus supplement and expenses payable by us estimated at $400,000 are estimated to be $1,491,215,000.  These proceeds will be used for general corporate purposes.  We have raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

CAPITALIZATION OF THE GROUP

The following table shows the Group’s authorized, issued and fully paid share capital, shareholders’ funds and indebtedness on an unaudited consolidated basis in accordance with IFRS as at June 30, 2009.

As at June 30, 2009
£m
Share capital—authorized
Ordinary shares—shares of £0.25 each	22,883
Non-voting deferred shares of £0.01 each	323
Additional value shares of £0.01 each	27
Non-cumulative preference shares of $0.01	3
Non-cumulative convertible preference shares of £0.25	225
Cumulative preference shares of £1.00	1
Non-cumulative preference shares of £1.00	295
23,757
Share capital—allotted, called up and fully paid
Ordinary shares	14,091
Non-voting deferred shares	27
Non-cumulative preference shares of $0.01	1
Non-cumulative preference shares of £1.00	1
14,120
Retained income and other reserves	41,546
Total shareholders’ funds	55,666
Group indebtedness
Subordinated liabilities	35,703
Debt securities in issue (1)	274,180
Total indebtedness	309,883
Total capitalization and indebtedness	365,549

(1) Debt securities in issue as at August 31, 2009 was £292,619 million.

Under IFRS, certain preference shares are classified as debt and are included in subordinated liabilities in the table above.

On July 31, 2009, ABN AMRO issued EUR 800 million 10% perpetual subordinated Tier 1 notes. On July 31, 2009, RBS redeemed $1,250 million floating rate subordinated notes due 2014.  On October 1, 2009, NatWest redeemed $1 billion 7.375% subordinated notes due 2009.

Save as disclosed above, the information contained in the tables above has not changed materially since June 30, 2009.

RECENT DEVELOPMENTS

In April 2009, the FSA notified the Group that it was commencing a supervisory review of the acquisition of ABN AMRO in 2007 and the 2008 capital raisings and an investigation into, and responsibility for, conduct, systems and controls within the Global Banking & Markets division of the Group. The Group and its subsidiaries are cooperating fully with this review and investigation.

On September 4, 2009, in connection with the ongoing discussions between the U.K. Authorities and the European Commission, the Group announced that the FSA has objected to the Group calling at this time the following four subordinated debt instruments with call-dates in October 2009:

•	National Westminster Bank plc securities: Upper Tier 2 securities, EUR 400m, callable 5 October;

•	National Westminster Bank plc securities: Upper Tier 2 securities, EUR 100m, callable 5 October;

•	Royal Bank of Scotland plc securities: Lower Tier 2 securities, AUD 590m, callable 28 October; and

•	Royal Bank of Scotland plc securities: Lower Tier 2 securities, AUD 410m, callable 28 October.

Accordingly, the Group will not be calling these subordinated debt instruments, consistent with their terms and conditions.

On October 2, 2009, the Group announced that Philip Scott and Penny Hughes have been appointed as Non-executive Directors of RBSG with effect from November 1, 2009, and January 1, 2010, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended
	June 30,	Year Ended December 31,
	2009	2008 (3)	2007	2006	2005	2004
Ratio of earnings to combined fixed charges and preference share dividends (1)(2)
—including interest on deposits	0.93		1.45	1.62	1.67	1.88
—excluding interest on deposits	0.52		5.73	6.12	6.05	7.43
Ratio of earnings to fixed charges only (1)(2)
—including interest on deposits	0.98	1.47	1.64	1.69	1.94
—excluding interest on deposits	0.78	6.53	6.87	6.5	9.7

(1) For this purpose, earnings consist of income before tax and minority interests, plus fixed charges less the unremitted income of associated undertakings (share of profits less dividends received). Fixed charges consist of total interest expense, including or excluding interest on deposits and debt securities in issue, as appropriate, and the proportion of rental expense deemed representative of the interest factor (one third of total rental expenses).

(2) The earnings for the six months ended June 30, 2009, and for the year ended December 31, 2008, were inadequate to cover total fixed charges and preference share dividends excluding interest on deposits and total fixed charges including interest on deposits.  The coverage deficiencies for total fixed charges and preference share dividends including interest on deposits for the six months ended June 30, 2009, and for the year ended December 31, 2008, were £790 million and £41,432 million, respectively.  The coverage deficiencies for total fixed charges and preference share dividends excluding interest on deposits for the six months ended June 30, 2009, and for the year ended December 31, 2008 were £790 million and £41,432 million, respectively.  The coverage deficiencies for fixed charges only including interest on deposits for the six months ended June 30, 2009 and for the year ended December 31, 2008 were £244 million and £40,836 million, respectively.  The coverage deficiencies for fixed charges only excluding interest on deposits for the six months ended June 30, 2009 and for the year ended December 31, 2008 were £244 million and £40,836 million, respectively.

(3) Negative ratios have been excluded.

DESCRIPTION OF THE SENIOR NOTES

The following is a summary of certain terms of the Senior Notes. It supplements the description of the general terms of the debt securities of any series we may issue contained in the accompanying prospectus under the heading “Description of Debt Securities.” If there is any inconsistency between the following summary and the description in the accompanying prospectus, the following summary governs.

The Senior Notes will be issued in an aggregate principal amount of $1,500,000,000 and will mature on October 21, 2019.  From and including the date of issuance, interest will accrue on the Senior Notes at a rate of 6.40% per annum.  Interest will accrue from October 21, 2009.  Interest will be payable semi-annually in arrears on April 21 and October 21 of each year, commencing on April 21, 2010.  The regular record dates for the Senior Notes will be every April 7 and October 7, commencing on April 7, 2010, whether or not such day is a business day.

If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.  If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest and principal on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

A “business day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London.

The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Tax Redemption

We may redeem the Senior Notes in whole but not in part in the event of certain changes in the tax laws of the United Kingdom. In the event of such a redemption, the redemption price of the Senior Notes will be 100% of their principal amount together with any accrued but unpaid payments of interest to the date of redemption.

If we elect to redeem the Senior Notes, they will cease to accrue interest from the redemption date, unless we fail to pay the redemption price on the payment date. The circumstances in which we may redeem the Senior Notes and the applicable procedures are described further in the accompanying prospectus under “Description of Debt Securities—Redemption”.

General

The Senior Notes will constitute a separate series of senior debt securities issued under an indenture between us and The Bank of New York Mellon as trustee.  Book-entry interests in the Senior Notes will be issued in minimum denominations of $100,000 and in integral multiples of $1,000 in excess thereof.  Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The principal corporate trust office of the trustee in the City of New York is designated as the principal paying agent.  We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

We will issue the Senior Notes in fully registered form.  The Senior Notes will be represented by one or more global securities in the name of a nominee of The Depository Trust Company (the “DTC”).  You will hold beneficial interest in the Senior Notes through the DTC and its participants.  The Underwriters expect to deliver the Senior Notes through the facilities of the DTC on October 21, 2009.  For a more detailed summary of the form of the Senior Notes and settlement and clearance arrangements, you should read “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.  Indirect holders trading their beneficial interests in the Senior Notes through the DTC must trade in the DTC’s same-day funds settlement system and pay in immediately available funds.  Secondary market trading will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Definitive debt securities will only be issued in limited circumstances described under “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

Payment of principal of and interest on the Senior Notes, so long as the Senior Notes are represented by global securities, will be made in immediately available funds.  Beneficial interests in the global securities will trade in the same-day funds settlement system of the DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

We may, without the consent of the holders of the Senior Notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Senior Notes described in this prospectus supplement except for the price to the public and issue date, provided that such further notes must be issued with no more than de minimis original issue discount for U.S. federal income tax purposes, or constitute a “qualified reopening” for U.S. federal income tax purposes.  Any such additional notes, together with the Senior Notes offered by this prospectus supplement, will constitute a single series of securities under the indenture relating to senior debt securities issued by the Group, dated as of October 21, 2009, between the Group and The Bank of New York Mellon.  There is no limitation on the amount of notes or other debt securities that we may issue under such indenture.

Payment of Additional Amounts

The government of the United Kingdom may require us to withhold amounts from payments on the principal or interest on the Senior Notes, as the case may be, for taxes or any other governmental charges.  If a withholding of this type is required, we may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled.  For more information on additional amounts and the situations in which we must pay additional amounts, see “Description of Debt Securities – Additional Amounts” in the accompanying prospectus.

Waiver of Right to Set-Off

By accepting a Senior Note, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to such Senior Note or the indenture (or between our obligations under or in respect of any Senior Note and any liability owed by a holder or the trustee to us) that they might otherwise have against us, whether before or during a winding up of the Group.

Discharge

We can legally release ourselves from any payment or other obligations on the Senior Notes, except for various obligations described below, if the Senior Notes have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we deposit in trust for your benefit and the benefit of all other direct holders of the Senior Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Senior Notes on their various due dates.  In addition, on the date of such deposit, we must not be in default.  For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “Description of Debt Securities – Events of Default and Defaults; Limitation of Remedies – Senior Debt Security Event of Default” in the accompanying prospectus.  A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

However, even if we take these actions, a number of our obligations under the senior debt indenture will remain.

Listing

We intend to apply for the listing of the Senior Notes on the London Stock Exchange in accordance with its rules. If the Senior Notes are listed on the London Stock Exchange, all notices regarding the Senior Notes will, so long as the rules of the London Stock Exchange require, be published in a daily newspaper of general circulation in London, which is expected to be the Financial Times.

CERTAIN U.K. AND U.S. FEDERAL TAX CONSEQUENCES

The following is a summary of certain U.K. and U.S. federal tax consequences of the acquisition, ownership and disposition of the Senior Notes by a “U.S. holder”, described below, that is not connected with us for relevant tax purposes, that holds the Senior Notes as capital assets and that purchases them as part of the initial offering of the Senior Notes at their “issue price”, which will be equal to the first price to the public (not including bondhouses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Senior Notes is sold for money.  For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Senior Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

This discussion does not describe all of the tax consequences that may be relevant to U.S. holders in light of their particular circumstances or to holders subject to special rules, such as:

•	holders who are resident (or in the case of an individual, ordinarily resident) in the United Kingdom for U.K. tax purposes;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	persons that own, or are deemed to own, 10% or more of our voting stock; or

•
persons carrying on a trade or business in the United Kingdom through a permanent establishment in the United Kingdom or carrying on a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom.

If a partnership holds a Senior Note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  A partner of a partnership holding a Senior Note should consult its tax advisor.

The statements regarding U.K. and U.S. tax laws and practices set out below, including those regarding the U.K./U.S. double taxation convention relating to income and capital gains (the “Treaty”), are based on those laws, practices and conventions as in force and as applied in practice on the date of this prospectus supplement. They are subject to changes in those laws, practices and conventions, and any relevant judicial decision, after the date of this prospectus supplement.  This summary is not exhaustive of all possible tax considerations that may be relevant in the particular circumstances of each U.S. holder.  You should satisfy yourself as to the tax consequences in your own particular circumstances of the acquisition, ownership and disposition of the Senior Notes.

United Kingdom

Payments. Interest that we pay on the Senior Notes will not be subject to withholding or deduction for U.K. income tax purposes, provided that the Senior Notes are and remain listed on the London Stock Exchange or some other “recognised stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007.

In all other cases, U.K. income tax will generally be withheld at the basic rate (currently 20%), unless HM Revenue & Customs (“HMRC”) has issued a direction to the contrary, granting relief to you pursuant to the provisions of the Treaty, or unless certain other exceptions relating to the status of the holder apply. Certain U.S. holders will be entitled to receive payments free of withholding of U.K. income tax under the Treaty and will under current HMRC administrative procedures be able to make a claim for the issuance of such a direction by HMRC. However, such directions will be issued only on prior application to the relevant tax authorities by the holder in question. If such a direction is not given, we will be required to withhold tax, although a U.S. holder entitled to relief under the Treaty may subsequently claim the amount withheld from HMRC.

Payments of interest on the Senior Notes have a U.K. source and may be chargeable to U.K. tax by direct assessment. Where the payments are made without withholding or deduction, the payments will not be assessed to U.K. tax if you are not resident in the United Kingdom, except if you carry on a trade, profession or vocation in the United Kingdom through a U.K. branch or agency, or in the case of a corporate U.S. holder, if you carry on a trade in the U.K. through a permanent establishment in the U.K. in connection with which the payments are received or to which the Senior Notes are attributable, in which case (subject to exemptions for payments received by certain categories of agent) tax may be levied on the U.K. branch or agency or permanent establishment.

Any person in the U.K. paying interest to, or receiving interest on behalf of, another person who is an individual, may be required to provide information in relation to the payment and the individual concerned to HMRC.  HMRC may communicate this information to the tax authorities of other jurisdictions.

Disposal (including Redemption). Subject to the provisions set out in the next paragraph in relation to temporary non-residents, a U.S. holder will not, upon disposal (including redemption) of a Senior Note, be liable for U.K. taxation on gains realized, unless at the time of the disposal the U.S. holder carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. or, in the case of a corporate U.S. holder, if the U.S. holder carries on a trade in the U.K. through a permanent establishment in the U.K. and the Senior Note was used in or for the purposes of the trade, profession or vocation or acquired for use and used by or held for the purposes of that branch or agency or permanent establishment.

A U.S. holder who is an individual and who has ceased to be resident or ordinarily resident for tax purposes in the U.K. for a period of less than five years of assessment and who disposes of a Senior Note during that period may be liable to U.K. tax on chargeable gains arising during the period of absence in respect of the disposal (including redemption), subject to any available exemption or relief.

A U.S. holder who is an individual or other non-corporation taxpayer will not, upon transfer or redemption of a Senior Note, recognize any U.K. income tax charge on accrued but unpaid payments of interest, unless the U.S. holder at any time in the relevant year of assessment or accounting period carried on a trade in the United Kingdom through a branch or agency to which the Senior Note is attributable.

Annual Tax Charges. Corporate U.S. holders who do not carry on a trade, profession or vocation in the United Kingdom through a permanent establishment in the U.K. to which the Senior Notes are attributable will not be liable to U.K. tax charges or relief by reference to fluctuations in exchange rates or in respect of profits, gains and losses arising from the Senior Notes.

Stamp Duty and Stamp Duty Reserve Tax. No U.K. stamp duty or stamp duty reserve tax will be payable on the issue, transfer or redemption of the Senior Notes.

EU Directive on taxation of savings income. The Council of the European Union has adopted a directive regarding the taxation of savings income.  The Directive requires Member States of the European Union to provide to the tax authorities of other Member States details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident, or certain other persons established, in another Member State, except that Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments unless during such period they elect otherwise.

United States

It is expected, and this disclosure assumes, that the Senior Notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes.  Accordingly, payments of interest on a Senior Note (including any U.K. tax withheld) will be includable in income by a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting. Interest income from the Senior Notes (including any U.K. tax withheld) will constitute foreign source income which may be relevant to a U.S. holder in calculating the U.S. holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.

A U.S. holder will, upon sale, exchange or redemption of a Senior Note, generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (not including amounts received that are attributable to accrued interest which will be treated as ordinary interest income) and the U.S. holder’s tax basis in the Senior Note. Any gain or loss will generally be U.S. source capital gain or loss and will be treated as long-term capital gain or loss if the Senior Note has been held for more than one year at the time of disposition.  If the U.S. holder is an individual, any capital gain generally will be subject to U.S. federal income tax at preferential rates if specified minimum holding periods are met.  The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information returns may be filed with the Internal Revenue Service in connection with payments on the Senior Notes and the proceeds from a sale or other disposition of the Senior Notes.  A U.S. holder may be subject to United States backup withholding tax on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s United States federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING/CONFLICTS OF INTEREST

We and the Underwriters for the offering named below (the “Underwriters”) have entered into an underwriting agreement and a pricing agreement with respect to the Senior Notes. Subject to certain conditions, we have agreed to sell to the Underwriters and each Underwriter has severally agreed to purchase the principal amount of Senior Notes indicated opposite such Underwriter’s name in the following table.

Underwriters	Principal Amount of Senior Notes
RBS Securities Inc.	$1,020,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	$30,000,000
BNY Mellon Capital Markets, LLC	$30,000,000
Citigroup Global Markets Inc.	$30,000,000
Goldman, Sachs & Co.	$150,000,000
J.P. Morgan Securities Inc.	$150,000,000
SunTrust Robinson Humphrey, Inc.	$30,000,000
U.S. Bancorp Investments, Inc.	$30,000,000
Wells Fargo Securities, LLC	$30,000,000
Total	$1,500,000,000

The underwriting agreement and the pricing agreement provide that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters have undertaken to purchase all the Senior Notes offered by this prospectus supplement if any of these Senior Notes are purchased.

Senior Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Senior Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.30% of the principal amount of the Senior Notes. Any such securities dealers may resell any Senior Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.15% of the principal amount of the Senior Notes. If all the Senior Notes are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

We intend to apply for the listing of the Senior Notes on the London Stock Exchange. The Senior Notes are a new issue of securities with no established trading market. We have been advised by the Underwriters that the Underwriters intend to make a market in the Senior Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Notes.

The Senior Notes will settle through the facilities of the DTC and its participants (including Euroclear and Clearstream Banking). The CUSIP number for the Senior Notes is 780097AW1 and the ISIN is US780097AW11.

Certain of the Underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority.

Certain of the Underwriters and their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The Underwriters may from time to time engage in transactions with and perform services for us in the ordinary course of business.

We estimate that our total expenses for the offering, excluding underwriting commissions will be approximately $400,000.

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

It is expected that delivery of the Senior Notes will be made against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Senior Notes (such settlement cycle being referred to as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of pricing or the next business day will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Senior Notes who wish to trade Senior Notes on the date of pricing or the next business day should consult their own advisors.

Conflicts of Interest

RBS Securities Inc., an affiliate of the Group, is a FINRA member and an Underwriter in this offering, has a “conflict of interest” within the meaning of NASD Rule 2720, as administered by FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of NASD Rule 2720. Pursuant to that rule, the appointment of a qualified independent Underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated Baa or better by Moody’s rating service or Bbb or better by Standard & Poor’s rating service or rated in a comparable category by another rating service acceptable to FINRA.  RBS Securities Inc. is not permitted to sell Senior Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Stabilization Transactions and Short Sales

In connection with the offering, the Underwriters may purchase and sell Senior Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater aggregate principal amount of Senior Notes than they are required to purchase from us in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Senior Notes while the offering is in progress.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased Senior Notes sold by or for the account of such Underwriter in stabilizing or short-covering transactions.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Senior Notes. As a result, the price of the Senior Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the London Stock Exchange, in the over-the-counter market or otherwise.

Selling Restrictions

Each Underwriter has represented and agreed that, in connection with the distribution of the Senior Notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA of the United Kingdom) received by it in connection with the issue or sale of such Senior Notes or any investments representing the Senior Notes in circumstances in which section 21(1) of the FSMA does not apply to us and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to any Senior Notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Senior Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Senior Notes which has been approved by the competent authority in that Relevant Member State or where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Senior Notes to the public in that Relevant Member State:

(i)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the other Underwriters; or

(iv)
in any other circumstances falling under Article 3(2) of the Prospectus Directive, provided no such offer of Senior Notes requires the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of the Senior Notes to the public” in relation to any Senior Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe to the Senior Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Relevant Member State.

ADDITIONAL INFORMATION

Litigation

Save as described in the section entitled “Litigation” in RBSG’s interim report on Form 6-K including Pro Forma Financial Information filed with the SEC on September 30, 2009, which is incorporated by reference herein, neither the RBSG nor any of its subsidiaries is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer is aware) during the 12 months prior to the date hereof, which may have or have had in the recent past a significant effect on the financial position or profitability of the Issuer and its subsidiaries taken as a whole.

Directors

There are no potential conflicts of interest between the duties to RBSG of the directors of RBSG and their other principal activities or any of their private interests as listed in the section entitled “Board of directors and secretary” beginning on page 125 of RBSG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on April 29, 2009, as restated by RBSG’s report on Form 6-K filed with the SEC on September 30, 2009. The business address for all the Directors and the Secretary of RBSG is: RBS Gogarburn, PO Box 1000, Edinburgh, EH12 1HQ, United Kingdom.

Issuer’s Objects and Purposes

Clause 4 of RBSG’s memorandum of association provides that its objects include (i) carrying on the business of a holding company, (ii) to subscribe, enter into or tender for, purchase or otherwise acquire and to hold, dispose of and deal with the shares, stock, securities and evidence of indebtedness, or of the right to participate in profits or assets or other similar documents issued by any company or person or any other kind of heritable or moveable, real or personal property, (iii) to undertake on behalf of customers and others the investment, holdings and management, realisation and re-investment of moneys, securities, investments and property of every kind upon such terms as may be thought desirable, and (iv) to do all such other things as may be deemed incidental or conducive to the attainment of the above objects or any of the objects of RBSG.

Responsibility Statement

RBSG (whose registered office address appears on page 3 of the accompanying prospectus) accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus. To the best of the knowledge of RBSG (having taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.

LEGAL OPINIONS

Our U.S. counsel, Davis Polk & Wardwell LLP, and U.S. counsel for the Underwriters, Shearman & Sterling LLP, will pass upon certain United States legal matters relating to the Senior Notes.  Our Scottish solicitors, Dundas & Wilson C.S. LLP, will pass upon the validity of the Senior Notes under Scots law.  Our English solicitors, Linklaters LLP, will pass upon certain matters of English law relating to the issue and sale of the Senior Notes.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 incorporated by reference in this prospectus, and the effectiveness of RBSG’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference from RBSG’s Report on Form 6-K dated September 30, 2009, (which reports (1) express an unqualified opinion on the 2008 financial statements and include an explanatory paragraph stating that the consolidated financial statements have been restated for the retrospective adjustment related to the adoption of IFRS 2 described in Note 1 of the Accounting Policies, the change in the composition of reportable segments described in Note 38 and the consolidating financial information included in Note 43 in respect of  The Royal Bank of Scotland plc in accordance with Regulation S-X Rule 3-10, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting).  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

THE ROYAL BANK OF SCOTLAND GROUP plc

By this prospectus we may offer —

DEBT SECURITIES
DOLLAR PREFERENCE SHARES

We will provide the specific terms of these securities, and the manner in which they will be offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained, or incorporated by reference, in this prospectus. You should read this prospectus and the supplements carefully before you invest.

You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and the heading “Incorporation of Documents by Reference”, before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering.

Our American depositary shares, or ADSs, each representing one ordinary share (or a right to receive one ordinary share), and evidenced by an American Depositary Receipt or uncertificated securities, are listed on the New York Stock Exchange under the symbol “RBS”. Our ordinary shares are listed on the London Stock Exchange. Our series of American Depositary Shares representing non-cumulative dollar preference shares and evidenced by American Depositary Receipts (Series F, Series H, Series L, Series M, Series N, Series P, Series Q, Series R, Series S, Series T, and Series U) are also listed on the New York Stock Exchange.

Investing in our debt securities involves risks that are described in the “Risk Factors” section of our annual reports filed with the Securities and Exchange Commission or in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is September 30, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process.  Under this shelf process, we may sell the securities described in this prospectus in one or more offerings of an unspecified amount in one or more foreign currencies or currency units.

This prospectus provides you with a general description of the debt securities and dollar preference shares we may offer, which we will refer to collectively as the “securities”.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement will provide information regarding certain tax consequences of the purchase, ownership and disposition of the offered securities.  The prospectus supplement may also add to, update or change information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.  We will file each prospectus supplement with the SEC.  You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.  The registration statement can be read at the SEC’s offices or obtained from the SEC’s website mentioned under the heading “Where You Can Find More Information”.

Certain Terms

In this prospectus, the terms “we”, “us”, “our” or “RBSG” refer to The Royal Bank of Scotland Group plc, the term “Group” means The Royal Bank of Scotland Group plc and its subsidiaries, the term “RBS plc” means The Royal Bank of Scotland plc, the term “RBS” or the “Royal Bank” means RBS plc and its subsidiaries, the term “NWB Plc” means National Westminster Bank Plc and the term “NatWest” means NWB Plc and its subsidiaries.

We publish our consolidated financial statements in pounds sterling (“£” or “sterling”), the lawful currency of the United Kingdom.  In this prospectus and any prospectus supplement, references to “dollars” and “$” are to United States dollars.

USE OF PROCEEDS

Unless we have disclosed a specific plan in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus in the general business of our Group and to strengthen further our Group’s capital base.  The Group has raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

THE ROYAL BANK OF SCOTLAND GROUP PLC

RBSG is a public limited company incorporated in Scotland with registration number SC045551.  RBSG was incorporated under Scots law on March 25, 1968.  RBSG is the holding company of a large global banking and financial services group. Headquartered in Edinburgh, the Group operates in the United Kingdom, the United States and internationally through its two principal subsidiaries, RBS and NatWest.  Both RBS and NatWest are major U.K. clearing banks whose origins go back over 275 years.  In the United States, the Group’s subsidiary Citizens Financial Group, Inc. is a large commercial banking organisation.  The Group has a large and diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers.

The Commissioners of Her Majesty’s Treasury currently holds 70.3% of the issued ordinary share capital of RBSG.  On February 26, 2009, RBSG announced its intention to issue up to £25.5 billion of B Shares to the U.K. Government.  If all such B Shares are issued, conversion of the B Shares would increase this ownership interest to approximately 84.4% of the issued ordinary share capital of RBSG.

The Group had total assets of £2,401.7 billion and owners’ equity of £58.9 billion at December 31, 2008. The Group’s capital ratios at that date, which included the equity minority interest of the State of the Netherlands and Banco Santander, S.A. (“Santander”) in ABN AMRO Holdings N.V. (“ABN AMRO”), were a total capital ratio of 14.1%., a Core Tier 1 capital ratio of 6.6% and a Tier 1 capital ratio of 10.0%.  As at June 30, 2009, RBSG had total assets of £1,818.9 billion and owners’ equity of £55.7 billion.  RBSG’s Tier 1 and Core Tier 1 capital ratios at that date were 9.3% and 7.0%, respectively.

On October 17, 2007, RFS Holdings B.V. (“RFS Holdings”), which at the time was owned by RBSG, Fortis N.V., Fortis SA/NY, Fortis Bank Nederland (Holding) N.V. and Santander, completed the acquisition of ABN AMRO.  RFS Holdings, which is now jointly owned by RBSG, the State of the Netherlands and Santander (the “Consortium Members”), is in the process of implementing an orderly separation of the business units of ABN AMRO, with ABN AMRO’s global wholesale businesses and international retail businesses in Asia and the Middle East subject to the outcome of RBSG’s strategic review.  Certain other assets will continue to be shared by the Consortium Members.

RBSG’s registered office is 36 St Andrew Square, Edinburgh EH2 2YB, Scotland and its principal place of business is RBS Gogarburn, PO Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities.  Each time that we issue debt securities, we will file a prospectus supplement with the SEC, which you should read carefully.  The prospectus supplement may contain additional terms of those debt securities.  The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here.  You should also read the indentures under which we will issue the debt securities, which we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

When we refer to “debt securities” in this prospectus, we mean the senior debt securities, the subordinated debt securities and the capital securities.  The subordinated debt securities and the capital securities of any series will be our subordinated obligations.  Senior debt securities will be issued under a senior debt indenture.  Subordinated debt securities will be issued under a subordinated debt indenture.  Capital debt securities that have no stated maturity will be issued under a capital securities indenture.  Each indenture is a contract between us and The Bank of New York Mellon, which will initially act as trustee.  The indentures are substantially identical, except for certain provisions such as those relating to subordination, which are included only in the subordinated debt indenture and the capital securities indenture.  None of the indentures limit our ability to incur additional indebtedness, including additional senior indebtedness.

General

The debt securities are not deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other government agency of the United States or the United Kingdom.

The indentures do not limit the amount of debt securities that we may issue.  We may issue debt securities in one or more series.  The relevant prospectus supplement for any particular series of debt securities will describe the terms of the offered debt securities, including some or all of the following terms:

•	whether they are senior debt securities, capital securities or subordinated debt securities;

•	their specific designation, authorized denomination and aggregate principal amount;

•	the price or prices at which they will be issued;

•	whether such debt securities will be dated debt securities with a specified maturity date or undated debt securities with no specified maturity date;

•	the annual interest rate or rates, or how to calculate the interest rate or rates;

•	the date or dates from which interest, if any, will accrue or the method, if any, by which such date or dates will be determined;

•
whether payments are subject to a condition that we are able to make such payment and remain able to pay our debts as they fall due and our assets continue to exceed our liabilities (other than subordinated liabilities);

•	the times and places at which any interest payments are payable;

•	the terms of any mandatory or optional redemption, including the amount of any premium;

•	any modifications or additions to the events of defaults with respect to the debt securities offered;

•	any provisions relating to conversion or exchange for other securities issued by us;

•	the currency or currencies in which they are denominated and in which we will make any payments;

•	any index used to determine the amount of any payments on the debt securities;

•	any restrictions that apply to the offer, sale and delivery of the debt securities and the exchange of debt securities of one form for debt securities of another form;

•
whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities following certain developments with respect to withholding tax or information reporting laws and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following those developments;

•	the terms of any mandatory or optional exchange; and

•	any listing on a securities exchange.

In addition, the prospectus supplement will describe the material U.S. federal and U.K. tax considerations that apply to any particular series of debt securities.

Debt securities may bear interest at a fixed rate or a floating rate.  We will sell any subordinated debt securities that bear no interest, or that bear interest at a rate that at the time of issuance is below the prevailing market rate, at a discount to their stated principal amount.

Holders of debt securities shall have no voting rights except those described under the heading “— Modification and Waiver” below.

Form of Debt Securities; Book-Entry System

General

Unless the relevant prospectus supplement states otherwise, the debt securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of one or more depositary, including, without limitation, The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear Bank”), as operator of the Euroclear System (“Euroclear”) and/or Clearstream Banking S.A. (“Clearstream Luxembourg”), and will be registered in the name of such depositary or its nominee. Unless and until the debt securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by the depositary to a nominee or a successor of the depositary.

The debt securities may be accepted for clearance by DTC, Euroclear and Clearstream Luxembourg.  Unless the relevant prospectus supplement states otherwise, the initial distribution of the debt securities will be cleared through DTC only.  In such event, beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream Luxembourg.

The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form.  Those laws may impair the ability of investors to own interests in book-entry securities.

So long as the depositary, or its nominee, is the holder of a global debt security, the depositary or its nominee will be considered the sole holder of such global debt security for all purposes under the indentures.  Except as described below under the heading “—Issuance of Definitive Securities”, no participant, indirect participant or other person will be entitled to have debt securities registered in its name, receive or be entitled to receive physical delivery of debt securities in definitive form or be considered the owner or holder of the debt securities under the indentures.  Each person having an ownership or other interest in debt securities must rely on the procedures of the depositary, and, if a person is not a participant in the depositary, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder under the indentures or the debt securities.

Payments on the Global Debt Security

Payments of any amounts in respect of any global securities will be made by the trustee to the depositary.  Payments will be made to beneficial owners of debt securities in accordance with the rules and procedures of the depositary or its direct and indirect participants, as applicable.  Neither we nor the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between the depositary and any beneficial owner of an interest in a global security, or the failure of the depositary or any intermediary to pass through to any beneficial owner any payments that we make to the depositary.

The Clearing Systems

DTC, Euroclear and Clearstream Luxembourg have advised us as follows:

DTC.  DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that

DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Euroclear.  Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment.  Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries.  Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the “Euroclear Terms and Conditions”).  The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

Clearstream Luxembourg.  Clearstream Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary.  Clearstream Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.  Clearstream Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.  Clearstream Luxembourg interfaces with domestic markets in several countries.

Issuance of Definitive Securities

So long as the depositary holds the global securities of a particular series of debt securities, such global securities will not be exchangeable for definitive securities of that series unless:

•
the depositary notifies the trustee that it is unwilling or unable to continue to act as depositary for the debt securities or the depositary ceases to be a clearing agency registered under the Exchange Act;

•	we are wound up and we fail to make a payment on the debt securities when due; or

•
at any time we determine at our option and in our sole discretion that the global securities of a particular series of debt securities should be exchanged for definitive debt securities of that series in registered form.

Each person having an ownership or other interest in a debt security must rely exclusively on the rules or procedures of the depositary as the case may be, and any agreement with any direct or indirect participant of the depositary, including Euroclear or Clearstream Luxembourg and their participants, as applicable, or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security.  The indentures permit us to determine at any time and in our sole discretion that debt securities shall no longer be represented by global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant.  We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Unless otherwise specified in the prospectus supplement, definitive debt securities will be issued in registered form only.  To the extent permitted by law, we, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series of debt securities.  Payments will be made in respect of the debt securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder’s account in New York.  Definitive securities should be presented to the paying agent for redemption.

If we issue definitive debt securities of a particular series in exchange for a particular global debt security, the depositary, as holder of that global debt security, will surrender it against receipt of the definitive debt securities, cancel the book-entry debt securities of that series, and distribute the definitive debt securities of that series to the persons and in the amounts that the depositary specifies pursuant to the internal procedures of such depositary.

If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent.  If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate.  The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent.  The new certificate representing the securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

Settlement

Initial settlement for each series of debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds.  Book-entry debt securities held through DTC will settle in DTC’s Same-Day Funds Settlement System.

Payments

We will make any payments of interest and, in the case of subordinated debt securities, principal, on any particular series of debt securities on the dates and, in the case of payments of interest, at the rate or rates, that we set out in, or that are determined by the method of calculation described in, the relevant prospectus supplement.

Subordinated Debt Securities

Unless the relevant prospectus supplement provides otherwise, if we do not make a payment on that series of subordinated debt securities on any payment date, our obligation to make that payment shall be deferred, if it is an interest payment, until the date upon which we pay a dividend on any class of our share capital and, if it is a principal payment, until the first business day after the date that falls six months after the original payment date (a “Deferred Payment Date”). If we fail to make a payment before the Deferred Payment Date, that failure shall not create a default or otherwise allow any holder to sue us for the payment or take any other action.  Each payment that is deferred in this way will accrue interest at the rate prevailing in accordance with the terms of the series of debt securities immediately before the original payment date.  Any payment deferred in this way shall not be treated as due for any purpose, including for the purposes of ascertaining whether or not a Subordinated Debt Security Default has occurred, until the Deferred Payment Date.

Capital Securities

We are not required to make payments on any series of capital securities on any payment date and if we fail to make a payment, such failure shall not create a default.  Any payment that we do not make in respect of any series of capital securities on any applicable payment date, together with any other unpaid payments, so long as they remain unpaid, shall be “Missed Payments” and will accumulate until paid.  Missed Payments will not bear interest.

We may choose to pay any Missed Payments in whole or in part at any time on not less than 14 days’ notice to the trustee, but, except as otherwise provided in the prospectus supplement, all Missed Payments on all capital securities of a particular series outstanding at the time shall become due and payable in full upon the occurrence of an “Event of Default” or, subject to the “solvency condition”, a “Capital Security Default”.  These terms are defined below under the heading “—Events of Default and Defaults; Limitation of Remedies”.  If we give notice that we intend to pay all or part of the Missed Payments on the capital securities of any series, we shall be obliged, subject to the solvency condition, to do so at the time specified in our notice.

Except in a winding up, all payments on the capital securities of any series will be conditional upon our being solvent at the time of payment, and we will not make any payment unless we will still be solvent immediately afterwards.  This is called the “solvency condition”.  For this purpose, we shall be solvent if we are able to pay our debts as they fall due and our total non-consolidated assets exceed our total non-consolidated liabilities, excluding liabilities that do not constitute “Senior Claims” (as defined under the heading “—Subordination” below) except in the case of the optional redemption or repurchase of any capital securities.  A report as to our solvency by a director or, in certain circumstances, our auditors shall, unless there is a manifest error, be treated and accepted by us, the trustee and any holder of capital securities as correct and sufficient evidence of solvency or insolvency.  If we fail to make any payment as a result of failure to satisfy the solvency condition, that payment will constitute a Missed Payment and will accumulate with any other Missed Payments until paid.  In a winding up, the amount payable on capital securities of any series will be determined in accordance with the capital security subordination provisions described under the heading “ —Subordination” below.

You should note that if we are unable to make any payment on the capital securities of any series because we are not able to satisfy the solvency condition, the amount of any payment which we would otherwise make will be available to meet our losses.

Subordination

Senior Debt Securities

Unless the relevant prospectus supplement provides otherwise, senior debt securities and coupons (if any) appertaining thereto constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all of our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Subordinated Debt Securities

Unless the relevant prospectus supplement provides otherwise, in a winding up, all payments on any series of subordinated debt securities will be subordinate to, and subject in right of payment to the prior payment in full of, all claims of all of our creditors other than claims in respect of any liability that is, or is expressed to be, subordinated, whether only in the event of a winding up or otherwise, to the claims of all or any of our creditors, in the manner provided in the subordinated debt indenture.

Capital Securities

Unless the relevant prospectus supplement provides otherwise, in a winding up, the principal amount of, and payments and any Missed Payments on, any series of capital securities will be subordinate to, and subject in right of payment to the prior payment in full of, all Senior Claims.  The following are “Senior Claims” in respect of any series of capital securities:

•	all claims of our unsubordinated creditors admitted in the winding up;

•
all claims of our creditors in respect of liabilities that are, or are expressed to be, subordinated, whether only in the event of a winding up or otherwise, to the claims of our unsubordinated creditors but not further or otherwise; and

•	all other claims except those that rank, or are expressed to rank, equally with or junior to the claims of any holder of capital securities of any series.

Additional senior claims, if any, may be set forth in the accompanying prospectus supplement.

If at any time an order is made or a shareholders’ resolution is passed for a winding up, any amounts that would have been payable in respect of the capital securities of any series if, on and after the day immediately before the winding up began, any holder of those capital securities had been the holder of preference shares in our capital with a preferential right to a return of assets in the winding up over the holders of all other issued shares, including all classes of our preference shares, will be payable on those capital securities.  These amounts will be calculated assuming that such preference shares were entitled, to the exclusion of all other rights or privileges, to receive as a return of capital an amount equal to the principal amount of the capital securities of the series then outstanding, together with all payments accrued to the date of repayment at the rate provided for in those capital securities and any Missed Payments.  Accordingly, no amount will be payable in a winding up on any series of capital securities until all Senior Claims admitted in the winding up have been paid in full.

General

As a consequence of these subordination provisions, if winding up proceedings should occur, each holder may recover less ratably than the holders of our unsubordinated liabilities and, in the case of the holders of capital securities, the holders of certain of our subordinated liabilities, including the holders of subordinated debt securities.  If, in any winding up, the amount payable on any series of debt securities and any claims ranking equally with that series are not paid in full, those debt securities and other claims ranking equally will share ratably in any distribution of our assets in a winding up in proportion to the respective amounts to which they are entitled.  If any holder is entitled to any recovery with respect to the debt securities in any winding up or liquidation, the holder might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling or any other lawful currency of the United Kingdom.

In addition, because we are a holding company, our rights to participate in the assets of any subsidiary if it is liquidated will be subject to the prior claims of its creditors, including, in the case of our bank subsidiaries, their depositors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

Additional Amounts

Unless the relevant prospectus supplement provides otherwise, we will pay any amounts to be paid by us on any series of debt securities without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any U.K. political subdivision thereof or authority that has the power to tax (a “U.K. taxing jurisdiction”), unless such deduction or withholding is required by law.  If at any time a U.K. taxing jurisdiction requires us to make such deduction or withholding, we will pay additional amounts with respect to the principal of, and payments and Missed Payments on, the debt securities (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those debt securities, after the deduction or withholding, shall equal the amounts of principal and any payments and Missed Payments which would have been payable on that series of debt securities if the deduction or withholding had not been required.  However, this will not apply to any tax that would not have been payable or due but for the fact that:

•
the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a U.K. taxing jurisdiction or otherwise having some connection with the U.K. taxing jurisdiction other than the holding or ownership of a debt security, or the collection of any payment of, or in respect of, principal of, or any payments or Missed Payments on, any debt security of the relevant series;

•	except in the case of a winding up in the United Kingdom, the relevant debt security is presented (where presentation is required) for payment in the United Kingdom;

•
the relevant debt security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of that 30 day period;

•
the holder or the beneficial owner of the relevant debt security or the beneficial owner of any payment of or in respect of principal of, or any payments or Missed Payments on, the debt security failed to comply with a request by us or our liquidator or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any information requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a precondition to exemption from all or part of the tax;

•
the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to, in the case of capital securities and senior debt securities, European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive or, in the case of subordinated debt securities, any European Union Directive on the taxation of savings implementing the proposal for a European Union Directive presented by the European Commission on July 18, 2001 or any law implementing or complying with, or introduced in order to conform to, such a directive;

•
the relevant debt security is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a Member State of the European Union; or

•	any combination of the above items;

nor shall Additional Amounts be paid with respect to the principal of, and payments and Missed Payments on, the debt securities to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.

Whenever we refer in this prospectus and any prospectus supplement, in any context, to the payment of the principal of or any payments, or any Missed Payments on, or in respect of, any debt security of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Redemption

Unless the relevant prospectus supplement provides otherwise, we will, in the case of capital securities, if the solvency condition is satisfied, have the option to redeem the debt securities of any series as a whole upon not less than 30 nor more than 60 days’ notice to each holder of debt securities, on any payment date, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest in the case of senior debt securities and subordinated debt securities, and all payments and Missed Payments in the case of capital securities, to the redemption date, or, in the case of discount securities, their accreted face amount, together with any accrued interest, if we determine that as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction, including any treaty to which it is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable prospectus supplement:

•
in making any payments, including Missed Payments in the case of capital securities, on the particular series of debt securities, we have paid or will or would on the next payment date be required to pay Additional Amounts;

•
payments, including Missed Payments in the case of capital securities, on the next payment date in respect of any of the series of debt securities would be treated as “distributions” within the meaning of Section 209 of the Income and Corporation Taxes Act 1988 of the United Kingdom, or any statutory modification or re-enactment of the Act; or

•
on the next payment date we would not be entitled to claim a deduction in respect of the payments in computing our U.K. taxation liabilities, or the value of the deduction to us would be materially reduced.

In each case we shall be required, before we give a notice of redemption, to deliver to the trustee a written legal opinion of independent English counsel of recognized standing, selected by us, in a form satisfactory to the trustee confirming that we are entitled to exercise our right of redemption.

The relevant prospectus supplement will specify whether or not we may redeem the debt securities of any series, in whole or in part, at our option, in any other circumstances and, if so, the prices and any premium at which and the dates on which we may do so.  In the case of capital securities, redemption will only be allowed if the solvency condition is satisfied.  Any notice of redemption of debt securities of any series will state, among other items:

•	the redemption date;

•	the amount of debt securities to be redeemed if less than all of the series is to be redeemed;

•	the redemption price;

•	that the redemption price will, subject to the solvency condition, become due and payable on the redemption date and that payments will cease to accrue on such date; and

•	the place or places at which each holder may obtain payment of the redemption price.

In the case of a partial redemption, the trustee shall select the debt securities to be redeemed in any manner which it deems fair and appropriate.

We or any of our subsidiaries may at any time and from time to time purchase debt securities of any series in the open market or by tender (available to each holder of debt securities of the relevant series) or by private agreement, if applicable law allows and if, in the case of the capital securities, the solvency condition is satisfied.  Any debt securities of any series that we purchase beneficially for our own account, other than in connection with dealing in securities, will be treated as cancelled and will no longer be issued and outstanding.

Under existing FSA requirements, we may not make any redemption or repurchase of any debt securities beneficially for our own account, other than a repurchase in connection with dealing in securities, unless we give prior notice to the FSA and, in certain circumstances, it consents in advance.  The FSA may impose conditions on any redemption or repurchase.

Modification and Waiver

We and the trustee may make certain modifications and amendments of the applicable indenture with respect to any series of debt securities without the consent of the holders of the debt securities.  We may make other modifications and amendments with the consent of the holder or holders of not less than a majority in aggregate outstanding principal amount of the debt securities of the series outstanding under the indenture that are affected by the modification or amendment, voting as one class.  However, we may not make any modification or amendment without the consent of the holder of each debt security affected that would:

•	change the stated maturity of the principal amount of any subordinated debt security;

•	change the terms of any capital security to include a stated maturity date;

•
reduce the principal amount of, or in the case of subordinated debt securities, the interest rates, or any premium payable upon the redemption of, or the payments, in the case of capital securities or any Missed Payments, with respect to any debt security;

•	change our obligation (or any successor’s) to pay Additional Amounts;

•	change the currency of payment;

•	impair the right to institute suit for the enforcement of any payment due and payable;

•
reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any past Event of Default, Senior Debt Security Event of Default, Subordinated Debt Security Default or Capital Security Default (as such terms are defined below);

•
modify the subordination provisions or the terms of our obligations in respect of the due and punctual payment of the amounts due and payable on the debt securities in a manner adverse to the holders; or

•	modify the above requirements.

In addition, material variations in the terms and conditions of debt securities of any series, including modifications relating to subordination, redemption, Events of Default, Senior Debt Security Event of Default, Subordinated Debt Security Defaults, Capital Security Defaults or Capital Security Payment Events (as those terms are defined under the heading “Event of Default and Defaults; Limitations of Remedies” below), may require the non-objection from, or consent of, the FSA.

Events of Default and Defaults; Limitation of Remedies

Senior Debt Security Event of Default

Unless the relevant prospectus supplement provides otherwise, a “Senior Debt Security Event of Default” with respect to any series of senior debt securities shall result if:

•
we do not pay any principal or interest on any senior debt securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the senior debt securities of that series to us requiring the payment to be made.  It shall not, however, be a Senior Debt Security Event of Default if during the 14 days after the notice, we satisfy the trustee that such sums were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction.  Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be a Senior Debt Security Event of Default if we act on the advice given to us during the 14 day period by independent legal advisers approved by the trustee; or

•
we breach any covenant or warranty of the senior debt indenture (other than as stated above with respect to payments when due) and that breach has not been remedied within 60 days of receipt of a written notice from the trustee certifying that in its opinion the breach is materially prejudicial to the interests of the holders of the senior debt securities of that series and requiring the breach to be remedied or from holders of at least 25% in outstanding principal amount of the senior debt securities of that series requiring the breach to be remedied; or

•
either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

If a Senior Debt Security Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the senior debt securities of that series may at their discretion declare the senior debt securities of that series to be due and repayable immediately (and the senior debt securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant prospectus supplement) together with accrued interest, if any, as provided in the prospectus supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us to enforce payment. Subject to the indenture provisions for the indemnification of the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding senior debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding in the name or and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the senior debt indenture, and must not be unjustly prejudicial to the holder(s) of any senior debt securities of that series not taking part in the direction, and determined by the trustee. The trustee may also take any other action, consistent with the direction, that it deems proper.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the senior debt securities.

By accepting a senior debt security, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the senior debt securities or the applicable indenture that they might otherwise have against us, whether before or during our winding up.

Events of Default – Subordinated Debt Securities and Capital Securities

Unless the relevant prospectus supplement provides otherwise, if (i) a court of competent jurisdiction makes an order which is not successfully appealed within 30 days or (ii) an effective shareholders’ resolution is validly adopted, for our winding up, other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency, that order or resolution will constitute an “Event of Default” with respect to the debt securities of each series.  If an Event of Default occurs and is continuing, the trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding debt securities of each series may declare the principal amount of, any accrued but unpaid payments (or, in the case of discount securities, the accreted face amount, together with any accrued interest), and, in the case of capital securities, any Missed Payments, on the debt securities of the series to be due and payable immediately in accordance with the terms of the indenture.  However, after this declaration but before the trustee obtains a judgment or decree for payment of money due, the holder or holders of a majority in aggregate principal amount of the outstanding debt securities of the series may rescind the declaration of acceleration and its consequences, but only if all Events of Default have been remedied and all payments due, other than those due as a result of acceleration, have been made.

Subordinated Debt Security Defaults

Unless the relevant prospectus supplement provides otherwise, it shall be a “Subordinated Debt Security Default” with respect to any series of subordinated debt securities if:

•	any installment of interest upon any subordinated debt security of that series is not paid on or before its Deferred Payment Date and such failure continues for 14 days; or

•
all or any part of the principal of any subordinated debt security of that series is not paid on its Deferred Payment Date, or when it otherwise becomes due and payable, whether upon redemption or otherwise, and such failure continues for seven days.

If a Subordinated Debt Security Default occurs and is continuing, the trustee may commence a proceeding in Scotland (but not elsewhere) for our winding up, but the trustee may not declare the principal amount of any outstanding subordinated debt security due and payable. However, failure to make any payment on a series of subordinated debt securities shall not be a Subordinated Debt Security Default if it is withheld or refused in order to comply with any applicable fiscal or other law or regulation or order of any court of competent jurisdiction, or if there is doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given at any time before the expiry of the applicable 14-day or seven day period by independent legal advisers acceptable to the trustee. In the second case, the trustee may require us to take action (including proceedings for a court declaration) to resolve the doubt, if counsel advises it that such action is appropriate and reasonable in the circumstances, in which case we will immediately take and expeditiously proceed with the action and will be bound by any final resolution of the doubt. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the payment shall become due and payable on the expiration of the applicable 14 day or seven day period after the trustee gives written notice to us informing us of such determination.

By accepting a subordinated debt security, each holder and the trustee will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the subordinated debt securities or the applicable indenture (or between our obligations under or in respect of any subordinated debt security and any liability owed by a holder or the trustee to us) that they might otherwise have against us, whether before or during our winding up.

Capital Security Defaults

Unless the relevant prospectus supplement provides otherwise, it shall be a “Capital Security Default” with respect to any series of capital securities if:

•
we fail to pay or to set aside a sum to provide for payment of any Missed Payments on or prior to the date upon which a dividend is paid on any class of our share capital, or we make a redemption or repurchase of any other capital securities of the same series other than a repurchase in connection with dealing in securities, and such failure continues for 30 days;

•
we fail to pay or to set aside a sum to provide for payment of the principal amount (and premium, if any), any accrued but unpaid payments and any Missed Payments on the date fixed for redemption of the capital security and such failure continues for seven days; or

•	any other Capital Security Default or “Capital Security Payment Event” (as defined below) provided with respect to capital securities of such series pursuant to a prospectus supplement;

provided, however, that it shall not be a Capital Security Default if we fail to make payment as described in any of the three paragraphs above and the “solvency condition” is not satisfied on the thirtieth day following such failure, in the case of the first paragraph above or on the seventh day following such failure, in the case of the second paragraph above and on the relevant day following such failure, in the case of the third paragraph above.  Our failure to make a payment specified in any of the three paragraphs above because of a failure to satisfy the “solvency condition” is referred to herein as a “Capital Security Payment Event”.

If any Capital Security Default shall occur and is continuing, the trustee may commence a judicial proceeding for the collection of the sums due and unpaid or a proceeding for our winding up in Scotland (but not elsewhere), but the trustee may not declare the principal amount of any outstanding capital security to be due and payable and in so doing any such proceedings shall not prejudice the provisions relating to subordination set out above.

By accepting a capital security, each holder and the trustee will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to such capital security or the applicable indenture (or between our obligations under or in respect of any capital securities and any liability owed by a holder or the trustee to us) that they might otherwise have against us, whether before or during our winding up.

General

The holder or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past Event of Default, Senior Debt Security Event of Default, Subordinated Debt Security Default, Capital Security Default or Capital Security Payment Event with respect to the series, except an Event of Default, Senior Debt Security Event of Default, Subordinated Debt Security Default or Capital Security Default in respect of the payment of interest, if any, or principal of (or premium, if any) or payments or, in the case of capital securities, Missed Payments on, any debt security or a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of debt securities of such series.

Subject to exceptions, the trustee may, without the consent of the holders, waive or authorize a Senior Debt Security Event of Default if, in the opinion of the trustee, the Senior Debt Security Event of Default would not be materially prejudicial to the interests of the holders.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, if an Event of Default, Senior Debt Security Event of Default, Subordinated Debt Security Default, Capital Security Default or Capital Security Payment Event occurs and is continuing with respect to the debt securities of any series, the trustee will be under no obligation to any holder or holders of the debt securities of the series, unless they have offered reasonable indemnity to the trustee.  Subject to the indenture provisions for the indemnification of the trustee, the holder or holders of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series, if the direction is not in conflict with any rule of law or with the applicable indenture and the trustee does not determine that the action would be unjustly prejudicial to the holder or holders of any debt securities of any series not taking part in that direction.  The trustee may take any other action that it deems proper which is not inconsistent with that direction.

The indentures provide that the trustee will, within 90 days after the occurrence of an Event of Default, Senior Debt Security Event of Default, Subordinated Debt Security Default, Capital Security Default or Capital Security Payment Event with respect to the debt securities of any series, give to each holder of the debt securities of the affected series notice of the Event of Default, Senior Debt Security Event of Default, Subordinated Debt Security Default, Capital Security Default, or Capital Security Payment Event known to it, unless the Event of Default, Senior Debt Security Event of Default, Subordinated Debt Security Default, Capital Security Default or Capital Security Payment Event has been cured or waived.  However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the indenture.

Consolidation, Merger and Sale of Assets; Assumption

We may, without the consent of the holders of any of the debt securities, consolidate with, merge into or transfer or lease our assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of any part of the United Kingdom that assumes, by a supplemental indenture, our obligations on the debt securities and under the applicable indenture, and we procure the delivery of a customary officer’s certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the debt securities of any series without the consent of any holder, provided that we unconditionally guarantee, on a subordinated basis in substantially the manner described under the heading “—Subordination” above, the obligations of the subsidiary under the debt securities of that series.  If we do, all of our direct obligations under the debt securities of the series and the applicable indenture shall immediately be discharged.  Any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the assuming subsidiary is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by any U.K. taxing jurisdiction, rather than taxes imposed by any U.K. taxing jurisdiction.  However, if we make payment under the guarantee, we shall be required to pay Additional Amounts related to taxes, subject to the exceptions described under the heading “—Additional Amounts” above, imposed by any U.K. taxing jurisdiction by reason of the guarantee payment.  The subsidiary that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in “—Redemption” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary’s jurisdiction of incorporation which occurs after the date of the assumption.  However, the determination of whether the solvency condition has been satisfied shall continue to be made with reference to us, unless applicable law requires otherwise.

An assumption of our obligations under the debt securities of any series might be deemed for U.S. federal income tax purposes to be an exchange of those debt securities for new debt securities by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences.  You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

Governing Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York, except that, as the indentures specify, the subordination provisions of each series of debt securities and the indentures will be governed by and construed in accordance with the laws of Scotland.

Notices

All notices to holders of registered debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

The Trustee

The Bank of New York Mellon, acting through its London Branch, One Canada Square, London E14 5AL, is the trustee under the indentures.  The trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939 (“TIA”).  Subject to the provisions of the TIA, the trustee is under no obligation to exercise any of the powers vested in it by the indentures at the request of any holder of Senior Notes, unless offered reasonable indemnity by the holder against the costs, expense and liabilities which might be incurred thereby.  We and certain of our subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business.  The Bank of New York Mellon is also the book-entry depositary with respect to certain of our debt securities and the depositary with respect to the ADSs representing certain of our preference shares, and trustee with respect to certain of our exchangeable capital securities.

Consent to Service of Process

Under the indentures, we irrevocably designate John Fawcett, Chief Financial Officer, Citizens Financial Group, Inc., as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indentures or any debt securities brought in any federal or state court in The City of New York, New York and we irrevocably submit to the jurisdiction of those courts.

DESCRIPTION OF DOLLAR PREFERENCE SHARES

The following is a summary of the general terms of the dollar preference shares of any series.  Each time that we issue dollar preference shares, we will file a prospectus supplement with the SEC, which you should read carefully.  The prospectus supplement will designate the terms of the dollar preference shares of the particular series, which are set out in the resolutions establishing the series that our board of directors or an authorized committee thereof (referred to in this section as the board of directors) adopt.  These terms may amend, supplement or be different from those summarized below, and if so the applicable prospectus supplement will state that, and the description of the dollar preference shares of that series contained in the prospectus supplement will apply.  You should also read our Articles of Association, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.  You should read the summary of the general terms of the ADR deposit agreement under which American Depositary Receipts evidencing American Depositary Shares that may represent dollar preference shares may be issued, under the heading “Description of American Depositary Receipts”.

General

Under our Articles of Association, our board of directors is authorized to provide for the issuance of dollar preference shares, in one or more series, with the dividend rights, liquidation value per share, redemption provisions, voting rights and other rights, preferences, privileges, limitations and restrictions that are set forth in resolutions providing for their issue adopted by our board of directors.

Our board of directors may only provide for the issuance of dollar preference shares of any series if a resolution of our shareholders has authorized the allotment of shares.

The dollar preference shares of any series will have the dividend rights, rights upon liquidation, redemption provisions and voting rights described below, unless the relevant prospectus supplement provides otherwise.  You should read the prospectus supplement for the specific terms of any series, including:

•	the number of shares offered, the number of shares offered in the form of ADSs and the number of dollar preference shares represented by each ADS;

•	the public offering price of the series;

•	the liquidation value per share of that series;

•	the dividend rate, or the method of calculating it;

•	the place where we will pay dividends;

•	the dates on which dividends will be payable;

•	the circumstances under which dividends may not be payable;

•	voting rights;

•	the restrictions applicable to the sale and delivery of the dollar preference shares;

•	whether and under what circumstances we will pay additional amounts on the dollar preference shares in the event of certain developments with respect to withholding tax or information reporting laws;

•	any redemption, conversion or exchange provisions;

•	any listing on a securities exchange; and

•	any other rights, preferences, privileges, limitations and restrictions relating to the series.

The prospectus supplement will also describe material U.K. and U.S. tax considerations that apply to any particular series of dollar preference shares.

The dollar preference shares of any series will rank junior as to dividends to the cumulative preference shares, equally as to dividends with other non-cumulative preference shares, the exchange preference shares of any series and the sterling preference shares, equally as to repayment of capital on a winding up or liquidation with other non-cumulative preference shares, the exchange preference shares of any series, the sterling preference shares and the cumulative preference shares and, unless the resolutions of our board of directors establishing any series of dollar preference shares specify otherwise and the related prospectus supplement so states, will rank equally in all respects with the dollar preference shares of each other series and any other of our shares which are expressed to rank equally with them.  The preferential rights to dividends of the holders of the cumulative preference shares are cumulative whereas the preferential rights to dividends of the holders of any series of dollar preference shares, any series of exchange preference shares, the euro preference shares, and any sterling preference shares will be or are non-cumulative.  Holders of dollar preference shares will have no pre-emptive rights.

The dollar preference shares will rank in priority to our ordinary shares as regards the right to receive dividends and rights to repayment of capital if we are wound up or liquidated, whether or not voluntarily.

There are no restrictions under our Articles of Association or under Scots law as currently in effect that limit the right of non-resident or foreign owners, as such, to acquire dollar preference shares of any series freely or, when entitled to vote dollar preference shares of a particular series, to vote those dollar preference shares.  There are currently no English or Scots laws, decrees, or regulations that would prevent the remittance of dividends or other payments on the dollar preference shares of any series to non-resident holders.

Dividends

Non-cumulative preferential dividends on each series of dollar preference shares will be payable at the rate or rates and on the dates set out in the relevant prospectus supplement and will accrue from their date of issue.

Pursuant to our Articles of Association, our board of directors may resolve prior to the issue and allotment of any series of dollar preference shares that full dividends on such series of dollar preference shares in respect of a particular dividend payment date will not be declared and paid if, (i) in its sole and absolute discretion, the board of directors resolves prior to the relevant dividend payment date that such dividend (or part thereof) shall not be paid or (ii) in the opinion of the board of directors, payment of a dividend would breach or cause a breach of the capital adequacy requirements of the FSA that apply at that time to us and/or any of our subsidiaries, or subject to the next following paragraph, our distributable profits, after the payment in full, or the setting aside of a sum to provide for the payment in full, of all dividends stated to be payable on or before the relevant dividend payment date on the cumulative preference shares (and any arrears of dividends thereon), are insufficient to cover the payment in full of dividends on that series of dollar preference shares and dividends on any of our other preference shares stated to be payable on the same date as the dividends on that series and ranking equally as to dividends with the dollar preference shares of that series.  The U.K. Companies Act 1985 (as amended) defines “distributable profits” as, in general terms, and subject to adjustment, accumulated realized profits less accumulated realized losses.

Unless the applicable prospectus supplement states otherwise, if dividends are to be paid but our distributable profits are, in the opinion of the board of directors, insufficient to enable payment in full of dividends on any series of dollar preference shares on any dividend payment date and also the payment in full of all other dividends stated to be payable on such date on any other non-cumulative preference shares and any other share capital expressed to rank pari passu therewith as regards participation in profits, after payment in full, or the setting aside of a sum to cover the payment in full, of all dividends stated to be payable on or before such date on any cumulative preference share, then the board of directors shall (subject always to sub-clauses (i) and (ii) of the preceding paragraph) declare and pay dividends to the extent of the available distributable profits, (if any) on a pro rata basis so that (subject as aforesaid) the amount of dividends declared per share on the dollar preference shares of the series and the dividends stated to be payable on such date on any other non-cumulative preference shares and any other share capital expressed to rank pari passu therewith as regards distribution of profits will bear to each other the same ratio that accrued dividends per share on the dollar preference shares of the series and other non-cumulative preference shares, and any other share capital expressed to rank pari passu therewith as regards participation in profits, bear to each other.

Dividends on the cumulative preference shares, including any arrears, are payable in priority to any dividends on any series of dollar preference shares, and as a result, we may not pay any dividend on any series of dollar preference shares unless we have declared and paid in full dividends on the cumulative preference shares, including any arrears.

If we have not declared and paid in full the dividend stated to be payable on any series of dollar preference shares on the most recent dividend payment date, or if we have not set aside a sum to provide for payment in full, in either case for the reasons set out in sub-clause (ii) of the second paragraph of this section, we may not declare or pay any dividends upon any of our other share capital (other than the cumulative preference shares) and we may not set aside any sum to pay such dividends, unless, on the date of declaration, we set aside an amount equal to the dividend for the then-current dividend period payable on that series of dollar preference shares to provide for the payment in full of the dividend on that series of dollar preference shares on the next dividend payment date.  If we have not declared and paid in full any dividend payable on any series of dollar preference shares on any dividend payment date, or if we have not set aside a sum to provide for payment in full, in either case for the reasons set out in sub-clause (ii) of the second paragraph of this section, we may not redeem, purchase or otherwise acquire for any consideration any of our other share capital and may not set aside any sum or establish any sinking fund to redeem, purchase or otherwise acquire them, until we have declared and paid in full dividends on that series of dollar preference shares in respect of successive dividend periods singly or together aggregating no less than 12 months.

To the extent that any dividend on any dollar preference share to which sub-clause (i) of the second paragraph of this section applies is, on any occasion, not declared and paid by reason of the exercise of the board of directors’ discretion referred to in sub-clause (i) of the second paragraph of this section, holders of such dollar preference shares shall have no claim in respect of such non-payment.  In addition, such non-payment shall not prevent or restrict (a) the declaration and payment of dividends on any other series of dollar preference shares or on any of our non-cumulative preference shares expressed to rank pari passu with our dollar preference shares, (b) the setting aside of sums for the payment of dividends referred to in (a), (c) except as set forth in the following paragraph, the redemption, purchase or other acquisition of our shares by us, or (d) except as set forth in the following paragraph, the setting aside of sums, or the establishment of sinking funds, for any such redemption, purchase or other acquisition by us.

If we have not declared and paid in full the dividend stated to be payable on any series of dollar preference shares as a result of the board of directors’ discretion referred to in sub-clause (i) of the second paragraph of this section, then we may not redeem, purchase or otherwise acquire for any consideration any of our share capital ranking after such dollar preference shares, and may not set aside any sum nor establish any sinking fund for the redemption, purchase or other acquisition thereof, until such time as we have declared and paid in full dividends on such series of dollar preference shares in respect of successive dividend periods singly or together aggregating no less than 12 months.  In addition, no dividend may be declared or paid on any of our share capital ranking after such dollar preference shares as to dividends until such time as the dividend stated to be payable on the dollar preference shares to which the discretion in sub-clause (i) of the second paragraph of this section applies in respect of a dividend period has been declared and paid in full.

No series of dollar preference shares rank after any other series of preference shares with which it is expressed to rank pari passu as regards participation in profits, by reason only of the board of directors’ discretion referred to in sub-clause (i) of the second paragraph of this section, or any dividend on that series not being paid by virtue of such discretion.

Dividends on the dollar preference shares of any series will be non-cumulative.  If the board of directors does not pay a dividend or any part of a dividend when due on a dividend payment date in respect of any series of dollar preference shares because it is not required to do so, then holders of dollar preference shares of the applicable series will have no claim in respect of the non-payment and we will have no obligation to pay the dividend accrued for the dividend period or to pay any interest on the dividend, whether or not dividends on the dollar preference shares of the series are declared for any future dividend period.  The holders of the dollar preference shares of any series will have no right to participate in our profits.

Any dividend which has remained unclaimed for 12 years from the date when it became due shall be forfeited and shall revert to us.

We will calculate the amount of dividends payable on the dollar preference shares of any series for each dividend period using the method determined by the board of directors before the shares are issued, except for any dividend period shorter than a full dividend period, for which the amount of dividend payable will be calculated on the basis of 12 30-day months, a 360-day year and the actual number of days elapsed in the period, unless the applicable prospectus supplement states otherwise. Payments of less than $0.01 will be rounded upwards.

Dividends declared on the dollar preference shares of any series will be payable to the ADR depositary or the record holders as they appear on the register on the appropriate record dates, which will be the number of days before the relevant dividend payment dates that the board of directors determines before the allotment of the particular series.  If applicable fiscal or other laws and regulations permit, each payment will be made, in the case of dollar preference shares of any series in bearer form, by dollar check drawn on, or by transfer to a dollar account maintained by the payee with, a bank in London or in The City of New York or, in the case of dollar preference shares of any series in registered form, by dollar check drawn on a bank in London or in The City of New York and mailed to the record holder at the holder’s address as it appears on the register for the dollar preference shares.  If any date on which dividends are payable on the dollar preference shares of any series is not a business day, then we will pay the dividend on the next business day, without any interest or other payment in respect of the delay, unless it falls in the next calendar month, in which case we will make the payment on the preceding business day.  A “business day” is any day on which banks are open for business, and foreign exchange dealings may be conducted, in London and The City of New York.

Liquidation Rights

If we are wound up or liquidated, whether or not voluntarily, the holders of the dollar preference shares of each series will be entitled to receive out of our surplus assets available for distribution to shareholders, after payment of arrears (if any) of dividends on the cumulative preference shares up to the date of payment, equally with our cumulative preference shares, any other series of non-cumulative preference shares then outstanding, and all of our other shares ranking equally with that series of dollar preference shares as regards participation in our surplus assets, a distribution in U.S. dollars per dollar preference share equal to the liquidation value per share, together with an amount equal to dividends for the then current dividend period accrued to the date of payment, before any distribution or payment may be made to holders of our ordinary shares or any other class of our shares ranking after the dollar preference shares of that series.  If the assets available for distribution are insufficient to pay in full the amounts payable with respect to the dollar preference shares of that series and any of our other preference shares ranking equally as to any such distribution with those dollar preference shares, the holders of those dollar preference shares and other preference shares will share ratably in any distribution of our surplus assets in proportion to the full respective preferential amounts to which they are entitled.  After payment of the full amount of the liquidation distribution to which they are entitled, the holders of the dollar preference shares will have no right or claim to any of our surplus assets and will not be entitled to any further participation in surplus assets.  If the holders of the dollar preference shares are entitled to any recovery with respect to the dollar preference shares in any winding up or liquidation, they might not be entitled in such proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling.

Optional Redemption

Unless the relevant prospectus supplement specifies otherwise, we may redeem the dollar preference shares of each series, at our option, in whole or in part from time to time, on any date no earlier than five years and one day after they are issued, in accordance with the notice period and at the redemption prices set forth in the prospectus supplement plus the dividends otherwise payable for the then-current dividend period accrued to the redemption date.

Each notice of redemption will specify:

•	the redemption date;

•	the particular dollar preference shares of the series to be redeemed;

•	the redemption price, specifying the amount of the accrued but unpaid dividend per share to be included and stating that dividends shall cease to accrue on redemption; and

•	the place or places where holders may surrender documents of title and obtain payment of the redemption price.

Our Articles of Association provide that no defect in the notice of redemption or in the giving of the notice will affect the validity of the redemption proceedings.

If fewer than all of the outstanding dollar preference shares of a series are to be redeemed, our Articles of Association provide that, for the purposes of determining the particular dollar preference shares to be redeemed, we shall cause a drawing to be made in the presence of our independent auditors.

If certain limitations contained in our Articles of Association, the special rights of any of our shares, and the provisions of applicable law permit (including, without limitation, the U.S. federal securities laws), we may, at any time or from time to time, purchase outstanding dollar preference shares of any series by tender, available to all holders of those dollar preference shares, in the open market, or by private agreement, in each case upon the terms and conditions that the board of directors shall determine.  Any dollar preference shares of any series that we purchase for our own account will pursuant to applicable law be treated as cancelled and will no longer be issued and outstanding.

Under existing FSA requirements, we may not redeem or purchase any dollar preference shares unless we give prior notice to the FSA and, in certain circumstances, it (i) consents in advance and (ii) at the time when the notice of redemption is given and immediately following such redemption, we are or will be (as the case may be) in compliance with our capital adequacy requirements as provided in the regulations relating to capital adequacy then in effect of the FSA. The FSA may impose conditions on any redemption or purchase.

Voting Rights

The holders of the dollar preference shares of any series will not be entitled to receive notice of, attend or vote at any general meeting of our shareholders except as provided by applicable law or as described below.

If any resolution is proposed for adoption by our shareholders varying or abrogating any of the rights attaching to the dollar preference shares of a particular series or proposing that we be wound up, the holders of the outstanding dollar preference shares will be entitled to receive notice of and to attend the general meeting of shareholders at which the resolution is to be proposed and will be entitled to speak and vote on that resolution, but not on any other resolution.  In addition, if, before any general meeting of shareholders, we have failed to pay in full the dividend payable on the dollar preference shares of a particular series for a number of dividend periods specified in the relevant prospectus supplement, the holders of the dollar preference shares of that series shall be entitled to receive notice of, attend, speak and vote at that meeting on all matters.  In these circumstances only, the rights of the holders of dollar preference shares of that series to vote shall continue until we have resumed the payment in full of dividends on the dollar preference shares of that series for the number of dividend periods specified in the prospectus supplement.  Holders of any series of dollar preference shares shall be entitled to receive notice of, attend, speak and vote at general meetings in other circumstances if the board of directors determines, as specified in the prospectus supplement.

Whenever holders of dollar preference shares are entitled to vote at a general meeting of shareholders, on a show of hands each holder present in person, and each proxy for a holder, shall have one vote and on a poll each holder present in person or by proxy shall have the number of votes for each dollar preference share of the relevant series that the board of directors determines, as specified in the relevant prospectus supplement.

Our Articles of Association provide that all resolutions shall be decided on a show of hands unless, either before or on the declaration of the result of the vote taken on a show of hands, a poll is demanded by:

•	the chairman of the meeting;

•	not less than three shareholders present in person or by proxy;

•	the ADR depositary;

•
a shareholder or shareholders, including holders of any series of dollar preference shares entitled to vote on the resolution, present in person or by proxy who represent at least 10% of the total voting rights of all shareholders entitled to vote on the resolution; or

•
a shareholder or shareholders present in person or by proxy and holding shares conferring a right to vote at the meeting on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all shares conferring that right.

The holders, including holders of any series of dollar preference shares at a time when they have voting rights as a result of our having failed to pay dividends on the series for the number of dividend periods specified in the applicable prospectus supplement, of not less than 10% of the paid up capital that at the relevant date carries the right of voting at our general meetings are entitled to require our board of directors to convene a general meeting.  In addition, the holders of any series of dollar preference shares may have the right to vote separately as a class in certain circumstances as described below under the heading “— Variation of Rights”.

At December 31, 2008, we had approximately 39,456,005,000 ordinary shares outstanding.  The dollar preference shares of any series will not limit our ability to issue additional ordinary shares.

Form

The dollar preference shares of any series will, when issued, be fully paid and, as such, will not be subject to a call for any additional payment.  For each dollar preference share of each series issued, an amount equal to its nominal value will be credited to our issued share capital account and an amount equal to the difference between its issue price and its nominal value will be credited to our share premium account.

The dollar preference shares of each series will be represented by a single certificate.  If in registered form, the certificate will be issued to the ADR depositary and if in bearer form the certificate will be deposited with the ADR depositary under the ADR deposit agreement.  We may consider the ADR depositary to be the holder and absolute owner of any series of dollar preference shares represented by the certificate so deposited for all purposes.  Unless the relevant prospectus supplement specifies otherwise, dollar preference shares of any series withdrawn from deposit under the ADR deposit agreement will be evidenced by share certificates in registered form without dividend coupons.  If an ADR holder elects to receive share certificates in registered form, the share certificates will be delivered at the time of withdrawal.  Unless the prospectus supplement specifies otherwise, the dollar preference shares of any series may not be withdrawn from deposit in bearer form.

Title to dollar preference shares of any series in registered form will pass by transfer and registration on the register for the dollar preference shares of the series.  Title to dollar preference shares of any series in bearer form, or to any dividend coupons appertaining to them, will pass by delivery of the relevant bearer share warrants or dividend coupons.  If our Articles of Association and the limitations described in the following paragraph and in any relevant prospectus supplement permit, dollar preference shares of a particular series in bearer form will be exchangeable for the same number of dollar preference shares of the series in registered form upon surrender of the relevant bearer share warrants and all unmatured dividend coupons, if any, appertaining to them.  Unless the prospectus supplement specifies otherwise, dollar preference shares of any series in registered form will not be exchangeable, in whole or in part, for dollar preference shares of such series in bearer form.

Each exchange or registration of transfer of dollar preference shares of any series in registered form will be effected by entry on the register for the dollar preference shares of the series kept by our registrar at its office in the United Kingdom.  Any exchange or registration of transfer will be effected without charge to the person requesting the exchange or registration, but the requesting person will be required to pay any related taxes, stamp duties or other governmental charges.  The exchange of dollar preference shares of any series in bearer form for the dollar preference shares of such series in registered form will also be subject to applicable U.K. tax laws and regulations in effect at the time of the exchange.  No exchange will be made unless any resulting taxes, stamp duties or other governmental charges have been paid to us.

Variation of Rights

If applicable law permits, the rights attached to any series of dollar preference shares may be varied or abrogated only with the written consent of the holders of 75% in nominal value of the outstanding dollar preference shares of that series or with the sanction of a special resolution passed at a separate class meeting of the holders of the outstanding dollar preference shares of that series.  A special resolution will be adopted if passed by a majority of 75% of those holders voting in person or by proxy at the meeting.  The quorum required for any such class meeting will be two persons holding or representing by proxy at least one-third in nominal amount of the outstanding dollar preference shares of the particular series affected, except at any adjourned meeting, where any two holders present in person or by proxy will constitute a quorum.

The written consent of the holders of 75% in nominal value of the outstanding dollar preference shares of a particular series or the sanction of a special resolution passed at a separate class meeting of holders of the outstanding dollar preference shares of the series will be required if our directors propose to authorize, create or increase the amount of any shares of any class or any security convertible into shares of any class ranking as regards rights to participate in our profits or assets, other than if we redeem or purchase the shares, in priority to the series of dollar preference shares.

If we have paid the most recent dividend payable on the dollar preference shares of a particular series in full, the rights attached to that series will not be deemed to be varied by the creation or issue of any further series of dollar preference shares or of any sterling preference shares or of any other further shares ranking equally as regards participation in our profits or assets with or junior to the dollar preference shares of that series, whether carrying identical rights or different rights in any respect, including as to dividend, premium on a return of capital, redemption or conversion or denominated in dollars or any other currency.

Notices of Meetings

We will cause a notice of any meeting at which holders of dollar preference shares of a particular series are entitled to vote to be mailed to each record holder of dollar preference shares of that series.  Each such notice will state:

•	the date of the meeting;

•	a description of any resolution to be proposed for adoption at the meeting on which those holders are entitled to vote; and

•	instructions for the delivery of proxies.

A holder of dollar preference shares of any series in registered form who is not registered with an address in the United Kingdom and who has not supplied an address within the United Kingdom to us for the purpose of service of notices is not entitled to receive notices of meetings.  For a description of notices that we will give to the ADR depositary and that the ADR depositary will give to ADR holders, you should see “Where You Can Find More Information”.

Governing Law

The creation and issuance of the dollar preference shares of any series and the rights attached to them shall be governed by and construed in accordance with Scots law.

Registrar and Paying Agent

Unless the relevant prospectus supplement specifies otherwise, Computershare Investor Services PLC will act as registrar and paying agent for the dollar preference shares of each series.  Computershare’s current address is P.O. Box 435, Owen House, 8 Bankhead Crossway North, Edinburgh, EH11 4BR, Scotland.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

The following is a summary of the general terms and provisions of the ADR deposit agreement under which the ADRs will be issued.  The ADR deposit agreement is among us, The Bank of New York Mellon, as depositary, and all holders from time to time of ADRs issued under it.  This summary does not purport to be complete.  You should read the ADR deposit agreement, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.  You may also read the ADR deposit agreement at the principal offices of The Bank of New York Mellon in The City of New York and London.

American Depositary Receipts

ADRs will evidence ADSs of a particular series, which will represent dollar preference shares of a corresponding series.  Unless the relevant prospectus supplement specifies otherwise, each ADS will represent one dollar preference share, or evidence of rights to secure one dollar preference share, deposited with the ADR depositary or the London branch of The Bank of New York Mellon, as custodian.  An ADR may evidence any number of ADSs of the corresponding series.

Deposit and Withdrawal of Deposited Securities

Upon receipt of dollar preference shares of a particular series or evidence of rights to receive dollar preference shares, and subject to the terms of the ADR deposit agreement, the ADR depositary will execute and deliver at its principal office, which is presently located at 101 Barclay Street, New York, New York 10286, U.S.A., to the person or persons specified by the depositor in writing upon payment of the fees, charges and taxes provided in the ADR deposit agreement, an ADR or ADRs registered in the name of that person or persons evidencing the number of ADSs of the series corresponding to the dollar preference shares of that series.

Upon surrender of ADRs at the principal office of the ADR depositary and upon payment of the taxes, charges and fees provided in the ADR deposit agreement and subject to the terms of the ADR deposit agreement, an ADR holder is entitled to delivery to or upon its order, at the principal office of the ADR depositary or at the office of the custodian in London, of dollar preference shares of the relevant series in registered form in respect of the deposited dollar preference shares and any other documents of title evidenced by the surrendered ADRs.  The forwarding of share certificates and other documents of title for delivery at the principal office of the ADR depositary will be at the risk and expense of the ADR holder.

Dividends and Other Distributions

The ADR depositary will distribute all cash dividends or other cash distributions that it receives in respect of deposited dollar preference shares of a particular series to ADR holders in proportion to their holdings of ADSs of the series representing the dollar preference shares.  The cash amount distributed will be reduced by any amounts that we or the ADR depositary must withhold on account of taxes.

If we make any distribution other than in cash in respect of any deposited dollar preference shares of a particular series, the ADR depositary will distribute the property received by it to ADR holders in proportion to their holdings of ADSs of the series representing the dollar preference shares.  If a distribution that we make in respect of deposited dollar preference shares of a particular series consists of a dividend in, or free distribution of, dollar preference shares of that series, the ADR depositary may, if we approve, and will, if we request, distribute to ADR holders, in proportion to their holdings of ADSs of the series representing the dollar preference shares, additional ADRs for an aggregate number of ADSs of that series received as the dividend or free distribution.  If the ADR depositary does not distribute additional ADRs, each ADS of that series will from then also represent the additional dollar preference shares of the corresponding series distributed in respect of the deposited dollar preference shares before the dividend or free distribution.

If the ADR depositary determines that any distribution in property, other than cash or dollar preference shares of a particular series, cannot be made proportionately among ADR holders or if for any other reason, including any requirement that we or the ADR depositary withhold an amount on account of taxes, the ADR depositary deems that such a distribution is not feasible, the ADR depositary may dispose of all or a portion of the property in the amounts and in the manner, including by public or private sale, that it deems equitable and practicable, and it will distribute the net proceeds of any such sale or the balance of any such property after deduction of any taxes that we or the ADR depositary must withhold to ADR holders as in the case of a distribution received in cash.

Redemption of ADSs

If we redeem any dollar preference shares of a particular series, the ADR depositary will redeem, from the amounts that it receives from the redemption of deposited dollar preference shares, a number of ADSs of the series representing those dollar preference shares which corresponds to the number of deposited dollar preference shares.  The ADS redemption price will correspond to the redemption price per share payable with respect to the redeemed dollar preference shares.  If we redeem less than all of the outstanding dollar preference shares of a particular series, the ADR depositary will select the ADSs of the corresponding series to be redeemed, either by lot or in proportion to the number of dollar preference shares represented.  We must give our notice of redemption in respect of the dollar preference shares of a particular series to the ADR depositary before the redemption date and the ADR depositary will promptly deliver the notice to all holders of ADRs of the corresponding series.

Record Dates

Whenever any dividend or other distribution becomes payable or shall be made in respect of dollar preference shares of a particular series, or any dollar preference shares of a particular series are to be redeemed, or the ADR depositary receives notice of any meeting at which holders of dollar preference shares of a particular series are entitled to vote, the ADR depositary will fix a record date for the determination of the ADR holders who are entitled to receive the dividend, distribution, amount in respect of redemption of ADSs of the corresponding series, or the net proceeds of their sale, or to give instructions for the exercise of voting rights at the meeting, subject to the provisions of the ADR deposit agreement.  Such record date will be as close in time as practicable to the record date for the dollar preference shares.

Voting of the Underlying Deposited Securities

Upon receipt of notice of any meeting at which holders of dollar preference shares of a particular series are entitled to vote, the ADR depositary will, as soon as practicable thereafter, send to the record holders of ADRs of the corresponding series a notice which shall contain:

•	a summary of the notice of meeting;

•	a statement that the record holders of ADRs at the close of business on a specified record date are entitled under the ADR deposit agreement, if applicable laws and regulations and our

Articles of Association permit, to instruct the ADR depositary as to the exercise of the voting rights pertaining to the dollar preference shares of the series represented by their ADSs; and

•
a brief statement of how they may give instructions, including an express indication that they may instruct the ADR depositary to give a discretionary proxy to a designated member or members of our board of directors.

The ADR depositary has agreed that it will try, if practicable, to vote or cause to be voted the dollar preference shares in accordance with any written nondiscretionary instructions of record holders of ADRs that it receives on or before the date set by the ADR depositary.  The ADR depositary has agreed not to vote the dollar preference shares except in accordance with written instructions from the record holders of ADRs.

Inspection of Transfer Books

The ADR depositary will keep books, at its transfer office in The City of New York, for the registration and transfer of ADRs that at all reasonable times will be open for inspection by ADR holders.  However, this inspection may not be for the purpose of communicating with ADR holders in the interest of a business or object other than our business or a matter related to the ADR deposit agreement or the ADRs.

Reports and Notices

The ADR depositary will make available at its principal office for inspection by ADR holders any reports and communications received from us that are both received by the ADR depositary as the holder of dollar preference shares of the applicable corresponding series and made generally available to the holders of those dollar preference shares by us, including our annual report and accounts.  The ADR depositary will also send copies of those reports to ADR holders when furnished by us as provided in the ADR deposit agreement.

On or before the first date on which we give notice, by publication or otherwise, of any meeting at which holders of the dollar preference shares of a particular series are entitled to vote, or of any reconvening of any such adjourned meeting of holders, or of the taking of any action in respect of any cash or other distributions on or any redemption of dollar preference shares of a particular series, we shall transmit to the ADR depositary a copy of the notice in the form given or to be given to holders of the dollar preference shares.  The ADR depositary will, at our expense, arrange for the prompt transmittal by the custodian to the ADR depositary of such notices, and, if we request in writing, arrange for the mailing, at our expense, of copies to all holders of ADRs evidencing ADSs of the corresponding series.

Amendment and Termination of the ADR Deposit Agreement

The form of the ADRs evidencing ADSs of a particular series and any provisions of the ADR deposit agreement relating to those ADRs may at any time and from time to time be amended by agreement between us and the ADR depositary in any respect which we may deem necessary or desirable.  Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, or that otherwise prejudices any substantial existing right of holders of outstanding ADRs evidencing ADSs of a particular series, will not take effect as to any ADRs until 30 days after notice of the amendment has been given to the record holders of those ADRs.  Every holder of any ADR at the time an amendment becomes effective, if it has been given notice, will be deemed by continuing to hold the ADR to consent and agree to the amendment and to be bound by the ADR deposit agreement or the ADR as amended.  In no event may any amendment impair the right of any holder of ADRs to surrender ADRs and receive in return the dollar preference shares of the corresponding series and other property represented by the ADRs.

Whenever we direct, the ADR depositary has agreed to terminate the ADR deposit agreement as to dollar preference shares of any and all series and the deposited securities, ADSs and ADRs of all corresponding series by mailing a termination notice to the record holders of all those outstanding ADRs at least 30 days before the date fixed in the notice for termination.  The ADR depositary may likewise terminate the ADR deposit agreement as to dollar preference shares of any and all series and the deposited securities, ADSs and ADRs of all corresponding series by mailing a termination notice to us and the record holders of all those outstanding ADRs at any time 60 days after it has delivered to us a written notice of its election to resign, if a successor depositary has not been appointed and accepted its appointment as provided in the ADR deposit agreement.  If any ADRs evidencing ADSs of a particular series remain outstanding after the date of any termination, the ADR depositary will then discontinue the registration of transfers of those ADRs, will suspend the distribution of dividends to holders and will not give any further notices or perform any further acts under the ADR deposit agreement with respect to those ADRs, except that it will continue to collect dividends and other distributions pertaining to the dollar preference shares of the corresponding series and any other property represented by those ADRs, and will continue the delivery of dollar preference shares of the corresponding series, together with any dividends or other distributions received with respect to them and the net proceeds of the sale of any property, in exchange for ADRs surrendered to it.  At any time after two years from the date of termination of the ADR deposit agreement as to ADRs evidencing ADSs of a particular series, the ADR depositary may sell the dollar preference shares of the corresponding series and any other property represented by those ADRs and may hold the net proceeds, together with any other cash then held by it under the ADR deposit agreement in respect of those ADRs, without liability for interest, for the ratable benefit of the holders of ADRs that have not previously been surrendered.

Charges of ADR Depositary

The ADR depositary will charge the party to whom it delivers ADRs against deposits, and the party surrendering ADRs for delivery of dollar preference shares of a particular series or other deposited securities, property and cash, $5 for each 100, or fraction of 100, ADSs evidenced by the ADRs issued or surrendered.  We will pay all other charges of the ADR depositary and those of any registrar, co-transfer agent and co-registrar under the ADR deposit agreement, but, unless the relevant prospectus supplement with respect to a particular series of dollar preference shares or securities convertible into or exchangeable for dollar preference shares of any series states otherwise, we will not pay:

•	taxes, including U.K. stamp duty or U.K. stamp duty reserve tax, and other governmental charges;

•	any applicable share transfer or registration fees on deposits or withdrawals of dollar preference shares;

•
cable, telex, facsimile transmission and delivery charges which the ADR deposit agreement provides are at the expense of the holders of ADRs or persons depositing or withdrawing dollar preference shares of any series; or

•	expenses incurred or paid by the ADR depositary in any conversion of foreign currency into dollars.

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs (including U.K. stamp duty or U.K. stamp duty reserve tax, but not stamp duty reserve tax arising on issue of the securities underlying your ADRs).  The ADR depositary may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid.  The ADR depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the deposited securities evidenced by the ADR, and may apply dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge, with the ADR holder remaining liable for any deficiency.

General

Neither the ADR depositary nor we will be liable to ADR holders if prevented or forbidden or delayed by any present or future law of any country or by any governmental authority, or by reason of any provision, present or future, of our Memorandum or Articles of Association, or any act of God or war or other circumstances beyond our control in performing our obligations under the ADR deposit agreement.  The obligations of both of us under the ADR deposit agreement are expressly limited to performing our duties without gross negligence or bad faith.

If any ADSs of a particular series are listed on one or more stock exchanges in the United States, the ADR depositary will act as registrar or, if we request or with our approval, appoint a registrar or one or more co-registrars, for registration of the ADRs evidencing the ADSs in accordance with any exchange requirements.  The registrars or co-registrars may be removed and a substitute or substitutes appointed by the ADR depositary if we request or with our approval.

The ADRs evidencing ADSs of any series are transferable on the books of the ADR depositary.  However, the ADR depositary may close the transfer books as to ADRs evidencing ADSs of a particular series at any time or from time to time when it deems it expedient to do so in connection with the performance of its duties or if we request.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR evidencing ADSs of a particular series, or transfer and withdrawal of dollar preference shares of the corresponding series, the ADR depositary or the custodian may require the person presenting the ADR or depositing the dollar preference shares to pay a sum sufficient to reimburse it for any related tax or other governmental charge and any share transfer or registration fee and any applicable fees payable as provided in the ADR deposit agreement, and the ADR depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the dollar preference shares evidenced by the ADR, and may apply dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge, with the ADR holder remaining liable for any deficiency.  Any person presenting dollar preference shares of any series for deposit or any holder of an ADR may be required from time to time to furnish the ADR depositary or the custodian with proof of citizenship or residence, exchange control approval, information relating to the registration on our books or registers or those maintained for us by the registrar for the dollar preference shares of that series, or other information, to execute certificates and to make representations and warranties that the ADR depositary or the custodian deems necessary or proper.  Until those requirements have been satisfied, the ADR depositary may withhold the delivery or registration of transfer of any ADR or the distribution of any dividend or other distribution or proceeds of any sale or distribution.  The delivery, transfer and surrender of ADRs of any series generally may be suspended during any period when the transfer books of the ADR depositary are closed or if we or the ADR depositary deem necessary or advisable at any time or from time to time because of any requirement of law or of any government or governmental authority, body or commission, or under any provision of the ADR deposit agreement or for any other reason, subject to the provisions of the following sentence.  The surrender of outstanding ADRs of any series and withdrawal of deposited securities may only be suspended as a result of:

•
temporary delays caused by closing our transfer books or those of the ADR depositary or the deposit of dollar preference shares of the corresponding series in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the non-payment of fees, taxes and similar charges; and

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs of the series or to the withdrawal of the deposited securities.

The ADR deposit agreement and the ADRs are governed by and construed in accordance with New York law.

PLAN OF DISTRIBUTION

We may sell relevant securities to or through Underwriters or dealers and also may sell all or part of such securities directly to other purchasers or through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, we may compensate Underwriters in the form of discounts, concessions or commissions or in any other way that the applicable prospectus supplement describes.  Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriters and/or commissions from the purchasers for whom they may act as agents.  Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions that we pay them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the “Securities Act”).  Any such underwriter or agent will be identified, and any such compensation that we pay will be described, in the prospectus supplement.

Under agreements which we may enter into, we may be required to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

Each new series of debt securities or dollar preference shares will be a new issue of securities with no established trading market.  If securities of a particular series are not listed on a U.S. national securities exchange, certain broker-dealers may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance that any broker-dealer will make a market in securities of any series or as to the liquidity of the trading market for those securities.

To the extent an initial offering of the securities will be distributed by an affiliate of ours, each such offering of securities will be conducted in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these securities, affiliates of ours may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  Such affiliates may also use this prospectus in connection with these transactions.  None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

Any underwriter, selling agent or dealer utilized in the initial offering of securities, will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Delayed Delivery Arrangements

If so indicated in the prospectus supplement, we may authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase dollar preference shares or debt securities from it pursuant to contracts providing for payment and delivery on a future date.  Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us.  The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject.  The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL OPINIONS

Our United States counsel, Davis Polk & Wardwell LLP, will pass upon certain legal matters relating to the securities.  Our Scottish solicitors, Dundas & Wilson CS LLP, will pass upon the validity of the dollar preference shares under Scots law and certain matters of Scots law relating to the subordination provisions of the securities.

EXPERTS

The consolidated financial statements as of December 31 2008 and 2007, and for each of the three years in the period ended December 31, 2008 incorporated in this prospectus, which is part of this Registration Statement, by reference and the effectiveness of RBSG’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference from RBSG’s Report on Form 6-K dated September 30, 2009, (which reports (1) express an unqualified opinion on the 2008 financial statements and include an explanatory paragraph stating that the consolidated financial statements for 2008, 2007 and 2006 have been restated for the retrospective adjustment related to the adoption of IFRS 2 described in Note 1 of the Accounting Policies, the change in the composition of reportable segments described in Note 38 and the consolidating financial information included in Note 43 in respect of  The Royal Bank of Scotland plc in accordance with Regulation S-X Rule 3-10, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting).  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are a public limited company incorporated and registered in Scotland, United Kingdom.  All but one of our directors and executive officers, and certain experts named in this prospectus, reside outside the United States.  All or a substantial portion of our assets and the assets of those non-resident persons are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon us or those persons or to enforce against them judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States.  We have been advised by our Scottish solicitors, Dundas & Wilson CS LLP (as to Scots law) that, both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in Scotland.

WHERE YOU CAN FIND MORE INFORMATION

Ongoing Reporting

We file reports and other information with the SEC.  You can read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, U.S.A.  You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  The SEC also maintains a website at http://www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC.  You can also read this material at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, U.S.A. on which certain of our securities are listed.

We will provide the trustee for any debt securities and the ADR depositary for any dollar preference shares with our annual reports, which will include a description of operations and our annual audited consolidated financial statements.  We will also provide any trustee or ADR depositary with interim reports that will include unaudited interim summary consolidated financial information. Upon receipt, the trustee or the ADR depositary will mail the reports to all record holders of the debt securities or dollar preference shares. In addition, we will provide the trustee or the ADR depositary with all notices of meetings at which holders of debt securities or dollar preference shares are entitled to vote, and all other reports and communications that are made generally available to holders of debt securities or dollar preference shares.

Registration Statement

This prospectus is part of a registration statement that we filed with the SEC.  As exhibits to the registration statement, we have also filed the indentures, the ADR deposit agreement and our Articles of Association.  Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.  For further information, you should refer to the registration statement.  You can obtain the full registration statement from the SEC or from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC.  This permits us to disclose important information to you by referring to these filed documents.  Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference (i) RBSG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on April 29, 2009, as restated by RBSG’s report on Form 6-K filed with the SEC on September 30, 2009; (ii) RBSG’s report on Form 6-K furnished with the SEC on August 7, 2009 noting a change of director; (iii) RBSG’s report on Form 6-K furnished with the SEC on August 12, 2009; and (iv) RBSG’s interim report on Form 6-K including Pro Forma Financial Information filed with the SEC on September 30, 2009.  We also incorporate by reference all subsequent Annual Reports filed on Form 20-F and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that we furnish to the SEC after the date of this prospectus and until we or any underwriters sell all of the securities.

Upon written or oral request, we will provide free of charge a copy of any or all of the documents that we incorporate by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into this prospectus.  To obtain copies you should contact us at Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut, 06901 U.S.A; Attention: John Fawcett, telephone (203) 897 5087.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus are forward-looking statements.  We may make forward-looking statements in other documents filed with the SEC that are incorporated by reference into this prospectus.  Forward-looking statements can be identified by the use of forward-looking terminology such as words “expect,” “estimate,” “project,” “anticipate,” “believes,” “should,” “could,” ‘intend,” “plan,” “probability,” “risk,” “target,” “goal,” “objective,” “may,” “endeavor,” “outlook,” “optimistic,” “prospects” or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives.  Forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating, but not limited, to possible future write-downs and our capital planning projections, our potential exposures to various types of market risks, such as interest rate risk, foreign exchange rate risk, liquidity risk, credit risk and commodity and equity price risk.  Such statements are subject to risks and uncertainties.  For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and, as a result, actual future gains and losses could differ materially from those that have been estimated.

Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in our Form 20-F filed on April 29, 2009, incorporated by reference herein, to be a complete set of all potential risks or uncertainties.  We have economic, financial market, credit, legal and other specialists who monitor economic and market conditions and government policies and actions.  However, because it is difficult to predict with accuracy any changes in economic or market conditions or in governmental policies and actions, it is difficult for us to anticipate the effects that such changes could have on our financial performance and business operations.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus.  We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, and we do not assume any responsibility to do so.  You should, however, consult any further disclosures of a forward-looking nature we made in other documents filed with the SEC that are incorporated by reference into this prospectus.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

The Royal Bank of Scotland Group plc

$1,500,000,000

   6.40% Senior Notes due October 21, 2019

_______________

PROSPECTUS SUPPLEMENT

(to prospectus dated September 30, 2009)

_______________

Sole Bookrunner and Lead Manager

RBS

Co-Managers

BB&T Capital Markets BNY Mellon Capital Markets, LLC Citi Goldman, Sachs & Co.	J.P. Morgan SunTrust Robinson Humphrey U.S. Bancorp Investments, Inc. Wells Fargo Securities